Fortitude Group Holdings, LLC Consolidated Financial Statements As of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 EXHIBIT 99.1

Fortitude Group Holdings, LLC Consolidated Financial Statements Table of Contents Consolidated Financial Statements Report of Independent Auditors 1 Consolidated Balance Sheets 3 Consolidated Statements of Income 4 Consolidated Statements of Comprehensive Income 5 Consolidated Statements of Changes in Members' Equity 6 Consolidated Statements of Cash Flows 7 Notes to Consolidated Financial Statements Note 1 Organization and nature of operations 9 Note 2 Basis of presentation 12 Note 3 Summary of significant accounting policies 13 Note 4 Fair value measurements 17 Note 5 Investments 23 Note 6 Reinsurance 31 Note 7 Insurance liabilities 35 Note 8 Debt obligations and credit facilities 44 Note 9 Contingencies, commitments and guarantees 46 Note 10 Income taxes 47 Note 11 Related party transactions 50 Note 12 Members' equity 52 Note 13 Statutory requirements 53 Note 14 Subsequent events 54 Consolidated Financial Statements | Fortitude Group Holdings, LLC

PricewaterhouseCoopers LLP, 150 3rd Avenue South, Suite 1400, Nashville, TN 37201 T: (615) 503 2860, www.pwc.com/us Report of Independent Auditors To the Board of Directors of Fortitude Group Holdings, LLC We have audited the accompanying consolidated financial statements of Fortitude Group Holdings, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in members’ equity and cash flows for the years then ended. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors’ Responsibility Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fortitude Group Holdings, LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter As discussed in Note 11 to the consolidated financial statements, the Company has entered into significant transactions with affiliates of American International Group Inc. and The Carlyle Group Inc., which are related parties. Our opinion is not modified with respect to this matter. Other Matter Accounting principles generally accepted in the United States of America require that the incurred and paid claims development information for the years ended December 31, 2019, 2018, and 2017 and the average annual percentage payout of incurred losses by age, net of reinsurance as of December 31, 2020 on pages 41-44 for short-duration insurance contracts be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management's responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with evidence sufficient to express an opinion or provide any assurance. Management has omitted six of the required ten years (2016 and prior) of incurred and paid claims development information for short-duration insurance contracts that accounting principles generally accepted in the United States of America require to be presented to supplement the basic financial statements. Such missing information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. Our opinion on the basic financial statements is not affected by this missing information. March 4, 2021

Fortitude Group Holdings, LLC Consolidated Balance Sheets (in millions, except units data) December 31, 2020 2019 Assets: Investments: Funds withheld by ceding companies, at fair value $ 42,968 $ 40,765 Fixed maturities available for sale, at fair value 3,549 2,187 Other invested assets, at fair value 313 1,292 Short term investments 10 107 Total investments 46,840 44,351 Cash 187 85 Tax receivable 26 70 Other assets 20 15 Total assets 47,073 44,521 Liabilities: Future policy benefits for life insurance and annuity contracts 27,888 26,044 Policyholder contract deposits 4,607 4,575 Liability for unpaid losses and loss adjustment expenses 3,753 3,933 Unearned premiums — 216 Collateral deposit liability 208 — Deferred gain from reinsurance contracts 2,251 2,447 Payable to related party 581 929 Deferred income taxes, net 599 451 Long term debt 245 — Other liabilities 40 70 Total liabilities 40,172 38,665 Contingencies, commitments and guarantees (Note 9) Members' equity: Members' equity - 10,000 units issued at December 31, 2020 and 2019 2,750 2,620 Retained earnings 3,997 3,135 Accumulated other comprehensive income 154 101 Total members' equity $ 6,901 $ 5,856 Total liabilities and members' equity $ 47,073 $ 44,521 See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | Fortitude Group Holdings, LLC 3

Fortitude Group Holdings, LLC Consolidated Statements of Income (in millions) Year Ended December 31, 2020 2019 Revenues: Premiums $ 295 $ 333 Policy fees 79 92 Net investment income 1,382 1,964 Change in value of funds withheld embedded derivative 2,473 3,876 Investment gains (losses) 717 246 Net foreign exchange gains 17 — Total revenues 4,963 6,511 Benefits, losses and expenses: Policyholder benefits and losses incurred 3,500 1,511 Interest credited to policyholder account balances 205 206 General operating expenses 157 182 Interest expense 6 — Total benefits, losses and expenses 3,868 1,899 Income before income tax expense 1,095 4,612 Income tax expense 231 970 Net income $ 864 $ 3,642 See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | Fortitude Group Holdings, LLC 4

Fortitude Group Holdings, LLC Consolidated Statements of Comprehensive Income (in millions) Year Ended December 31, 2020 2019 Net income $ 864 $ 3,642 Other comprehensive income: Change in unrealized appreciation of fixed maturity securities, available for sale 98 104 Change in foreign currency translation adjustments (30) 9 Total other comprehensive income 68 113 Less: Deferred income tax on change in unrealized appreciation of fixed maturity securities, available for sale (21) (22) Deferred income tax on change in foreign currency translation adjustments 6 (2) Total deferred income tax on other comprehensive income (15) (24) Total other comprehensive income, net of tax 53 89 Comprehensive income $ 917 $ 3,731 See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | Fortitude Group Holdings, LLC 5

Fortitude Group Holdings, LLC Consolidated Statements of Changes in Members' Equity (in millions) Accumulated Retained Other Total Members' Earnings Comprehensive Members' Equity (Deficit) Income Equity Balance, January 1, 2019 $ 2,620 $ (507) $ 12 $ 2,125 Net income — 3,642 — 3,642 Other comprehensive income — — 89 89 Balance, December 31, 2019 $ 2,620 $ 3,135 $ 101 $ 5,856 Contributed capital (Note 6) 130 — — 130 Net income — 864 — 864 Dividends (Note 12) — (2) — (2) Other comprehensive income — — 53 53 Balance, December 31, 2020 $ 2,750 $ 3,997 $ 154 $ 6,901 See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | Fortitude Group Holdings, LLC 6

Fortitude Group Holdings, LLC Consolidated Statements of Cash Flows (in millions) Year Ended December 31, 2020 2019 Cash flows from operating activities Net income $ 864 $ 3,642 Adjustments to reconcile net income to net cash used in operating activities: Change in fair value, Other invested assets 159 (197) Accretion of net premiums, discounts, and other 19 3 Investment gains (96) (10) Deferred income tax expense 99 895 Net foreign exchange gain (17) — Changes in operating assets and liabilities: Funds withheld by ceding companies (2,735) (3,883) Future policy benefits for life insurance and annuity contracts 1,781 (390) Policyholder contract deposits 32 (216) Liability for unpaid losses and loss adjustment expenses (180) (89) Unearned premiums (216) (35) Collateral deposit liability 208 — Deferred gain from reinsurance contracts (32) (439) Income taxes 44 (50) Payable to related parties (348) 267 Other, net (37) 11 Net cash (used in) operating activities $ (455) $ (491) Cash flows from investing activities Proceeds from: Sale of fixed maturity securities, available for sale 905 449 Maturities of fixed maturity securities, available for sale 239 107 Sales and maturities of other invested assets 1,169 244 Sales and maturities of short term investments 1,418 227 Purchases of: Fixed maturity securities, available for sale (1,833) (181) Other invested assets (289) (52) Short term investments (1,297) (307) Net cash provided by investing activities 312 $ 487 Cash flows from financing activities Net proceeds from issuance of debt obligations 245 — Net cash provided by financing activities $ 245 $ — Net increase (decrease) in cash 102 (4) Cash at the beginning of the year 85 89 Cash at the end of the year $ 187 $ 85 Consolidated Financial Statements | Fortitude Group Holdings, LLC 7

Fortitude Group Holdings, LLC Consolidated Statements of Cash Flows (continued) (in millions) Year Ended December 31, 2020 2019 Supplementary information Cash paid for interest $ 4 $ — Cash paid for taxes, net of refunds $ 89 $ 124 Non-cash transactions: Premiums and deposits on policies reinsured through funds withheld arrangements $ 288 $ 297 Claims and surrenders on policies reinsured through funds withheld arrangements $ 2,535 $ 2,741 Capital contribution in the form of adverse development cover, net of tax (Note 6) $ 130 $ — Non-cash dividend paid to AIG Inc. (Note 12) $ 2 $ — Receipt of securities from funds withheld arrangements $ 582 $ 774 See accompanying Notes to Consolidated Financial Statements. Consolidated Financial Statements | Fortitude Group Holdings, LLC 8

Fortitude Group Holdings, LLC Notes to Consolidated Financial Statements 1. Organization and Nature of Operations Fortitude Group Holdings, LLC (the "Company" or "Fortitude Holdings") was formed under the laws of the State of Delaware, United States on June 19, 2018. The Company is the ultimate group holding company of the following wholly owned direct and indirect subsidiaries: • Fortitude Reinsurance Company Ltd. ("Fortitude Re"), a Bermuda exempted company registered under the Insurance Act 1978 and related regulations, each as amended (the "Bermuda Insurance Act") as a Class 4 and Class E composite reinsurance company and is primarily a reinsurer of general insurance and life insurance run-off business. • Fortitude Life & Annuity Solutions, Inc. ("Fortitude Life"), a licensed third party administrator for life and annuity business in the State of Nevada and is incorporated in the State of Delaware, United States of America. As of December 31, 2020, Fortitude Life is no longer consolidated by the Company. Refer to Note 12 for detail on the transfer of Fortitude Life to American International Group Inc. ("AIG") on May 7, 2020. • DSA P&C Solutions, Inc. ("Fortitude General"), a licensed third party administrator for property and casualty business in the State of Illinois and is incorporated in the State of Delaware, United States of America. As of December 31, 2020, Fortitude General is no longer consolidated by the Company. Refer to Note 12 for detail on the transfer of Fortitude General to AIG on May 7, 2020. • Fortitude Group Services, Inc. ("Fortitude Services"), a management services company, which is incorporated in the State of Delaware, United States of America. • Fortitude Re Investments, LLC. ("Fortitude Investments"), an investment holding company, which is organized in the State of Delaware, United States of America. Fortitude Holdings is owned by Carlyle FRL, L.P. ("Carlyle FRL"), an investment fund advised by an affiliate of The Carlyle Group Inc. ("Carlyle"), an SEC-registered global investment firm, T&D United Capital Co., Ltd. ("T&D"), a wholly-owned subsidiary of T&D Holdings, Inc., a listed Japanese insurance group, and AIG, an SEC-registered company, with interests of 71.5%, 25% and 3.5% respectively. As of December 31, 2018, AIG had contributed capital of $2,620 million to Fortitude Re to support Fortitude Re's operations and local capital requirements. On August 8, 2018, the shares of Fortitude Re were contributed into Fortitude Holdings by AIG in consideration for 10,000 membership units of Fortitude Holdings such that Fortitude Re became a wholly owned subsidiary of Fortitude Holdings. The transaction was between common control entities and, therefore, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 805 Business Combinations, these consolidated financial statements present the results of operations as if the contribution to Fortitude Holdings occurred as of January 1, 2018. On November 13, 2018, AIG completed the sale of 19.9% of the total issued membership units ("2018 Sale") in Fortitude Holdings to TC Group Cayman Investment Holdings, L.P. ("TCGCIH"), an affiliate of Carlyle. AIG received $381 million in cash and is entitled to receive up to $95 million of deferred consideration following December 31, 2023. In May 2020, the initial purchase price was adjusted upward by $100 million in accordance with the terms of the 2018 Sale as Fortitude Holdings chose not to distribute a planned non pro-rata dividend to AIG prior to May 13, 2020. Further, AIG agreed to certain investment commitment targets into various Carlyle strategies and vehicles and to certain minimum investment management fee payments within 30 to 36 months following the closing of the 2018 Sale. In accordance with the terms of the 2018 Sale, AIG would be required to make certain payments to Carlyle to the extent AIG failed to satisfy such investment commitment targets. On November 25, 2019, Fortitude Holdings entered into a membership interest purchase agreement with AIG, Carlyle, Carlyle FRL, T&D and T&D Holdings, Inc., pursuant to which Carlyle FRL agreed to purchase from AIG a 51.6% ownership interest in Fortitude Holdings and T&D agreed to purchase from AIG a 25% ownership interest in Fortitude Holdings ("2019 Sale"). At closing, Carlyle contributed its existing 19.9% interest in Fortitude Holdings to Carlyle FRL. The closing of the 2019 Sale was complete with effect from June 2, 2020 whereupon 7,150 membership units of Fortitude Holdings (71.5%) were owned by Carlyle FRL, 2,500 membership units (25%) were owned by T&D and 350 membership units (3.5%) were owned by AIG. Consolidated Financial Statements | Fortitude Group Holdings, LLC 9

In accordance with the terms of the 2019 Sale, Fortitude Holdings, AIG and Carlyle FRL agreed, effective upon the closing of the transaction: (i) AIG's aforementioned investment commitment targets, minimum investment management fee payments and make-whole fee condition will be assumed by Fortitude Holdings and (ii) the purchase price would be subject to a post-closing price adjustment pursuant to which AIG will pay Fortitude Re for certain adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to a maximum payment of $500 million. The adverse development cover transaction is further described in Note 6. For purposes of the consolidated financial statements and as used hereinafter, unless otherwise indicated, the term "reinsurance transactions" refer to all the reinsurance contracts between Fortitude Re and the AIG subsidiaries below. Unless the context indicates otherwise, the terms ”the Company” “we,” “us” or “our” mean Fortitude Holdings. Originating Reinsurance Agreements On February 12, 2018, (the “execution date”), Fortitude Re entered into a series of reinsurance transactions with various AIG subsidiaries which represent the entirety of the Company's reinsurance activity. These transactions were designed to consolidate the bulk of AIG’s legacy insurance run-off lines into a single legal entity. • AIG’s US domestic life insurance companies, American General Life Insurance Company ("AGL"), The Variable Annuity Life Insurance Company ("VALIC") and The United States Life Insurance Company in the City of New York ("USL") (collectively affiliated "life insurance companies") and Fortitude Re entered into modified coinsurance ("mod-co") agreements, whereby the affiliated life insurance companies transferred certain run-off life and retirement policies in-force as of January 1, 2017 to Fortitude Re. These agreements include the transfer of both mortality (life insurance) and longevity (annuities) risks. The business assumed includes structured settlements, traditional whole life, single premium immediate annuities ("SPIAs"), pension risk transfer annuities and long term care and encompasses both life and non-life contingent business. Refer to Note 7 for additional information. • AIG’s US domestic property and casualty insurance companies are direct wholly-owned subsidiaries of AIG Property Casualty U.S., Inc. (“AIG PC US”), a Delaware corporation, and participate in an intercompany pooling agreement (“Combined Pool Companies”). The Combined Pool Companies include National Union Fire Insurance Company of Pittsburgh, Pa., American Home Assurance Company, Lexington Insurance Company, Commerce and Industry Insurance Company, AIG Property Casualty Company, New Hampshire Insurance Company, The Insurance Company of The State of Pennsylvania, AIG Specialty Insurance Company, AIU Insurance Company, AIG Assurance Company, Granite State Insurance Company, and Illinois National Insurance Co. The Combined Pool Companies and Fortitude Re entered into loss portfolio transfer (LPT) reinsurance agreements, whereby the Combined Pool Companies reinsured with Fortitude Re their net exposures for existing and future liabilities for certain run-off business effective January 1, 2017. In addition, Fortitude Re assumed excess workers compensation run off business through a novation agreement between the Combined Pool Companies, Fortitude Re and Eaglestone Reinsurance Company, an affiliated insurance company, effective January 1, 2017. Pursuant to the LPT and novation agreements and subject to their limits, the Combined Pool Companies have ceded 100% of their net insurance liabilities and obligations on certain blocks of insurance, including excess workers compensation, pollution liability products, environmental losses from incidental liability, healthcare (including physicians and surgeons, pharmaceutical equipment, product recall and other health care coverages), commercial auto (buffer trucking) and other casualty (including primarily certain occupational accident and public entity excess liability and exposures from run-off divisions). • AIG Life of Bermuda, Ltd. ("AIG Bermuda"), a Bermuda-based affiliated insurance company, American International Reinsurance Company, Ltd. ("AIRCO") and Fortitude Re, signed an agreement novating AIG Bermuda’s rights and obligations under its November 30, 2010 retrocession agreement with AIRCO to Fortitude Re. These agreements include the transfer of pension risk transfer annuity business. In addition to the balances transferred on the execution date, the reinsurance transactions described above also included the effects of the net underwriting results experienced by the ceding companies from the underlying insurance policies subject to the reinsurance transactions from January 1, 2017 through the execution date. The consideration paid to Fortitude Re for assuming the insurance liabilities described above was in the form of a funds withheld arrangement which represents a reinsurance receivable. The reinsurance receivable is collateralized by a portfolio of investments owned by the ceding companies and maintained to support periodic settlements in accordance with the provisions of the reinsurance agreements. As of January 1, 2017, the fair value of those Consolidated Financial Statements | Fortitude Group Holdings, LLC 10

investments as well as subsequent investment returns from January 1, 2017 through the execution date represents the consideration paid to Fortitude Re. Under the terms of the reinsurance agreements, Fortitude Re is entitled to a return on the reinsurance receivable equal to all future realized and unrealized gains and losses and net investment income earned on the portfolio, which inure to the benefit of Fortitude Re. The excess (or deficiency) of the investments held by the ceding companies over the assumed liabilities subject to the reinsurance agreements is subject to settlement on a periodic basis, which may result in the realization of an investment gain or loss. Consolidated Financial Statements | Fortitude Group Holdings, LLC 11

2. Basis of Presentation The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), which differ in certain respects to those followed in reports to the Bermuda Monetary Authority ("BMA"), the Company's insurance regulatory authority. All material intercompany transactions have been eliminated. The preparation of financial statements in accordance with GAAP requires the application of accounting policies that often involve a significant degree of judgment. The Company's accounting policies that are most dependent on the application of estimates and assumptions are those related to the determination of: • Fair value measurements of investments including our interest in funds withheld by ceding companies; • Valuation of future policy benefit liabilities and timing and extent of loss recognition; • Estimates of liability for unpaid losses and loss adjustment expenses; • Estimates of the remaining life of the underlying contracts, which is used as the basis for amortizing the deferred gain for the long duration reinsurance contracts; • Estimates of the timing and amount of future cash flows, which is used as a basis for amortizing the deferred gain resulting from the short duration reinsurance contracts; and • Estimates with respect to income taxes, including the recoverability of deferred income tax assets. Additional details regarding these principal estimates and assumptions are discussed in the significant accounting policies that follow and the related disclosures. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, the Company's consolidated financial condition, results of operations and cash flows could be materially affected. In December 2013, the FASB issued Accounting Standards Update ("ASU") 2013-12 Definition of a Public Business Entity which provides a single definition of the term 'public business entity'. The definition within ASU 2013-12 includes a business entity that is required to file or furnish financial statements with the U.S. Securities and Exchange Commission ("SEC"), including when financial statements are included in another entity's filing, should be categorized as a public business entity. As described in Note 1 and Note 12, as of December 31, 2019 and until June 2, 2020, 19.9% of the membership units of the Company were owned directly by TCGCIH. Subsequent to June 2, 2020 and through December 31, 2020, 19.9% of the membership units of the Company were owned indirectly by Carlyle, through Carlyle’s interest in Carlyle FRL. Carlyle is required under SEC Regulation S-X, Rule 3-09, Separate Financial Statements of Subsidiaries Not Consolidated and 50 Percent or Less Owned Person, to file the Company's consolidated financial statements for the years ended December 31, 2020 and 2019 within the Form 10-K of Carlyle for the year ended December 31, 2020. The Company's consolidated financial statements and related disclosures have therefore been prepared in accordance with the Company's designation as a public business entity. As the Company is a public business entity solely because of the application of SEC Regulation S- X, Rule 3-09, it is not required to adopt forthcoming accounting standards on the effective date that applies to Securities and Exchange Commission filers, as defined in the ASC master glossary. Our operations are influenced by many factors, including general economic conditions, the financial condition of our cedants, the monetary and fiscal policies of the government of Bermuda and the policies of the BMA. We are also exposed to the market risks normally associated with a portfolio of fixed income securities, which include interest rate, liquidity, and credit spread risks as well as risks impacting reserves. Refer to Note 5 and Note 7 for additional information regarding these risks. Consolidated Financial Statements | Fortitude Group Holdings, LLC 12

3. Summary of Significant Accounting Policies The following details our footnote disclosures and the significant accounting policies and elections contained therein. Note 4. Fair Value Measurements • Funds withheld (combined host contract and embedded derivative) • Other invested assets Note 5. Investments • Fixed maturity and equity securities • Other invested assets • Net investment income • Investment gains (losses) • Other-than-temporary impairments • Derivative instruments Note 6. Reinsurance • Assumed reinsurance Note 7. Insurance Liabilities • Future policy benefits for life and accident and health insurance contracts • Policyholder contract deposits • Liability for unpaid losses and loss adjustment expenses • Discounting of reserves • Amortization of deferred gain liability Note 9. Contingencies, Commitments and Guarantees Note 10. Income Taxes Note 11. Related Party Transactions Note 12. Members' Equity Note 13. Statutory Requirements Note 14. Subsequent Events Other significant accounting policies Cash: This consists of cash on hand, demand deposits and highly liquid debt instruments with an original maturity of three months or less. Short-term investments: This consists of highly liquid securities with remaining maturities of one year or less, but greater than three months, at the time of purchase and short-term bank loan securities. These securities are stated at amortized cost which approximates fair value. Foreign currency: Financial statement accounts expressed in foreign currencies are translated into U.S. dollars. Functional currency assets and liabilities are translated into U.S. dollars generally using rates of exchange prevailing at the balance sheet date and the related translation adjustments are recorded as a separate component of other comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Premiums and Policy Fees: We assume Premiums and Policy Fee revenues from the ceding insurance companies. Premiums for short-duration contracts are recorded as written on the inception date of the policy. For short-duration insurance contracts, premiums are reported as earned income generally on a pro-rata basis over the terms of the related policies. For traditional long-duration insurance contracts (including term and whole life contracts and annuities), premiums are earned when due. Estimates for premiums due but not yet collected are accrued. For annuities and structured settlements without significant mortality or morbidity risk (investment contracts) and universal life contracts (long-duration contracts with terms that are not fixed or guaranteed), premiums received are Consolidated Financial Statements | Fortitude Group Holdings, LLC 13

reported as policyholder contract deposits. Policy fees represent revenues recognized from insurance contracts consisting of policy charges for cost of insurance and policy administration charges. Policy fees are recognized as revenues in the period in which they are assessed against policyholders, unless the fees are designed to compensate us for the services to be provided in the future. Other assets: Other assets consist primarily of accrued interest on fixed maturity securities and other investment- related receivables. Other liabilities: Other liabilities consist of interest on funds on deposit under various assumed reinsurance contracts and other payables. Statement of Cash Flows: Withdrawals from our funds withheld reinsurance arrangements are based on statutory levels of the associated assets and liabilities. The excess (shortfall) under these agreements is settled on a quarterly basis and can be settled in either cash or securities depending on the specific reinsurance agreement. The portion settled in cash is reflected in cash from operations with the securities portion being reflected as a non-cash transaction. The Company presents activity within funds withheld by ceding companies as well as activities related to the reinsurance arrangements as operating cash flows. Income Statement Presentation of Changes in the Fair Value of Certain Investments Collateralizing the Funds Withheld by Ceding Companies During the year ended December 31, 2020, the Company elected to change the income statement presentation for changes in fair value relating to (1) real estate joint ventures and (2) fixed maturities for which the fair value option has been elected, which are presented within funds withheld by ceding companies on the consolidated balance sheet. The new presentation was adopted to better align with the Company's evaluation of investment performance and the prior years have been adjusted to apply the presentation retrospectively. The following financial statement line items for 2019 were affected by the change in accounting principle: Year ended December 31, Net investment income Change in value of funds withheld embedded derivative (in millions) 2019 2019 As previously reported $ 1,933 $ 3,907 Impact of change 31 (31) As reported $ 1,964 $ 3,876 The change in presentation did not have any impact upon net income or members' equity for the year ended December 31, 2019. Accounting Standards Adopted During 2020 ASU 2018-13 Fair Value Measurement Disclosure: In August 2018, the FASB issued ASU 2018-13 which modifies the disclosure requirements of fair value measurements as part of the disclosure framework project with the objective to improve the effectiveness of disclosures in the notes to the consolidated financial statements. ASU 2018-13 removes the following disclosure requirements from Topic 820: (1) the amount and reasons for transfer between Level 1 and Level 2 of the fair hierarchy, (2) the policy for transfers between levels and (3) the valuation processes for Level 3 fair value measurements. We adopted the ASU on its effective date, January 1, 2020. The adoption did not have a material impact on the Company's consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. ASU 2020-03 Codification Improvements to Financial Instruments: In March 2020, the FASB issued ASU 2020-03 which makes narrow-scope improvements to various topics within the codification relating to financial instruments, inclusive of the new credit losses standard. The amendments related to certain specific issues covered by the ASU were effective immediately upon the issuance of the ASU, while certain specific issues covered by the ASU relating to the credit losses standard will become effective upon our adoption of ASU 2016-13 and the related ASUs as further described below on the effective date of January 1, 2023. Consolidated Financial Statements | Fortitude Group Holdings, LLC 14

ASU 2020-04 Reference Rate Reform: In March 2020, the FASB issued ASU 2020-04 which contains guidance designed to simplify how entities account for contracts that are modified to replace the London Inter-bank Offered Rate ("LIBOR") with alternative reference rates. The amendments within the ASU provide entities the option to apply expedients and exceptions to contract modifications that are made until December 31, 2022, if certain criteria are met. An entity that makes the elections under the provisions of the ASU would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. The ASU was effective upon its issuance and can be applied through to December 31, 2022. We adopted the ASU upon its issuance and as we transition from LIBOR to alternative reference rates, we will elect the expedients and exceptions for contract modifications as permitted by the ASU, as appropriate. The adoption of this standard did not have a material impact on the Company's consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. Future Application of Accounting Standards ASUs 2016-13, 2018-19, 2019-04, 2019-05, 2019-10, 2019-11, 2020-02 Financial Instruments - Credit Losses - Measurement of Credit Losses on Financial Instruments: In June 2016, the FASB issued an accounting standard that will change how entities account for credit losses for most financial assets, trade receivables and reinsurance receivables. The standard will replace the existing incurred loss impairment model with a new “current expected credit loss model” that generally will result in earlier recognition of credit losses. The standard will apply to financial assets subject to credit losses, including loans measured at amortized cost, reinsurance receivables and certain off-balance sheet credit exposures. Additionally, the impairment of available-for-sale debt securities, including purchased credit deteriorated securities, are subject to the new guidance and will be measured in a similar manner, except that losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard will also require additional information to be disclosed in the footnotes. We plan to adopt the standard on its effective date, January 1, 2023. We are continuing to develop our implementation plan to adopt the standard and to assess the impact of the standard on our reported financial condition and required disclosures. While we expect an increase in our allowances for credit losses for the financial instruments within the scope of the standard, given the objective of the new standard, the amount of any change will be dependent on our portfolios’ composition and quality at the adoption date as well as economic conditions and forecasts at that time. ASU 2018-12 Targeted Improvements to the Accounting for Long-Duration Contracts and ASU 2020-11 Effective Date and Early Application: In August 2018, the FASB issued an accounting standard update with the objective of making targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity. The changes to the measurement, recognition, presentation and disclosure as provided by the new accounting standard update are summarized below: • Requires the review and if necessary update of future policy benefit assumptions at least annually for traditional and limited pay long duration contracts, with the recognition and separate presentation of any resulting re- measurement gain or loss (except for discount rate changes as noted below) in the income statement; • Requires the discount rate assumption to be updated at the end of each reporting period using an upper medium grade (low-credit risk) fixed income instrument yield that maximizes the use of observable market inputs and recognizes the impact of changes to discount rates in other comprehensive income; • Requires the measurement of all market risk benefits associated with deposit (or account balance) contracts at fair value through the income statement with the exception of instrument-specific credit risk changes, which will be recognized in other comprehensive income; and • Requires significant disclosures, including disclosures of disaggregated roll-forwards of policy benefits, account balances, market risk benefits, separate account liabilities and information about significant inputs, judgments and methods used in measurement and changes thereto and impact of those changes. We are evaluating the methods of adoption and impact of the standard on our consolidated statements of income, consolidated financial position, consolidated cash flows and required disclosures. The adoption of this standard will have a significant impact on our results of operations and required disclosures, as well as systems, processes and Consolidated Financial Statements | Fortitude Group Holdings, LLC 15

controls. In November 2020, the FASB issued ASU 2020-11 Effective Date and Early Application to defer the effective date of the ASU by one year in response to implementation disruptions due to COVID-19. We plan to adopt the new standard no later than its revised effective date of January 1, 2025. ASU 2019-12 Simplifying the Accounting for Income Taxes: In December 2019, the FASB issued ASU No. 2019-12 which eliminates certain exceptions for recognizing deferred taxes for investments, performing intraperiod tax allocation and calculating income taxes in interim periods. ASU 2019-12 also clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The Company is currently evaluating the impact of this guidance; however, it is not expected to have a material impact on the Company's consolidated statements of income, consolidated financial position, consolidated cash flows or required disclosures. We plan to adopt the ASU on its effective date of January 1, 2022. Consolidated Financial Statements | Fortitude Group Holdings, LLC 16

4. Fair Value Measurements Fair Value Measurements on a Recurring Basis We carry certain of our financial instruments at fair value. We define the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions. The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. We maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions. Fair Value Hierarchy Assets recorded at fair value in the consolidated balance sheets are measured and classified in accordance with a fair value hierarchy consisting of three “levels” based on the observability of valuation inputs: • Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. We do not adjust the quoted price for such instruments. • Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. • Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability. In addition, certain of our other invested assets are measured at fair value using net asset value ("NAV") per share (or its equivalent) as a practical expedient and have not been classified within the fair value hierarchy above. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The following is a description of the valuation methodologies used for instruments carried at fair value. These methodologies are applied to assets and liabilities across the levels discussed above, and it is the observability of the inputs used that determines the appropriate level in the fair value hierarchy for the respective asset or liability. Valuation of Financial Instruments Measured at Fair Value Fixed Maturity Securities Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure fixed maturity securities at fair value. Market price data is generally obtained from dealer markets. We employ independent third-party valuation service providers to gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation service providers are reviewed and understood by management, through periodic discussion with and information provided by the independent third-party valuation service providers. In addition, as discussed further below, control processes are applied to the fair values received from independent third-party valuation service providers to determine the accuracy of these values. Consolidated Financial Statements | Fortitude Group Holdings, LLC 17

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of market-accepted valuation methodologies, which may utilize matrix pricing, financial models, accompanying model inputs and various assumptions, provide a single fair value measurement for individual securities. The inputs used by the valuation service providers include, but are not limited to, market prices from completed transactions for identical securities and transactions for comparable securities, benchmark yields, interest rate yield curves, credit spreads, prepayment rates, default rates, recovery assumptions, currency rates, quoted prices for similar securities and other market-observable information, as applicable. If fair value is determined using financial models, these models generally take into account, among other things, market observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and when applicable, collateral quality and other security or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We have control processes designed to assess whether the fair values received from independent third-party valuation service providers are accurately recorded, that their data inputs and valuation techniques are appropriate and consistently applied and that the assumptions used appear reasonable and consistent with the objective of determining fair value. We assess the reasonableness of individual security values received from independent third- party valuation service providers through various analytical techniques, and have procedures to escalate related questions internally and to the independent third-party valuation service providers for resolution. To assess the degree of pricing consensus among various valuation service providers for specific asset types, we conduct comparisons of prices received from available sources. We use these comparisons to establish a hierarchy for the fair values received from independent third-party valuation service providers to be used for particular security classes. We also validate prices for selected securities through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions. When our independent third-party valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a price quote, which is generally non- binding, or by employing market accepted valuation models. When observable price quotations are not available, fair value is determined based on discounted cash flow models using discount rates based on credit spreads, yields or price levels of comparable securities, adjusted for illiquidity and structure. Fair values determined internally are also subject to management review to ensure that valuation models and related inputs are reasonable. The methodology above is relevant for all fixed maturity securities including residential mortgage backed securities ("RMBS"), commercial mortgage backed securities ("CMBS"), collateralized debt obligations ("CDO"), other asset- backed securities ("ABS") and fixed maturity securities issued by government sponsored entities and corporate entities. Other invested assets Other invested assets include our investments in Maiden Lane III B Notes (MLIII-B Notes), which are the subordinate tranches in the Maiden Lane III securitizations, private equity funds and certain fixed maturity securities, for which we have elected the fair value option. Our interest in MLIII-B Notes are valued using third-party prices on the underlying ABS CDOs and senior tranches in the securitization to determine the implied B Note price. The prices received are validated, to the extent possible, using market observable information for securities with similar asset pools, structure and terms. The sum of the parts methodology used assumes that the underlying collateral in the Maiden Lane III securitization will continue to be held and generate cash flows into the foreseeable future and does not assume a current liquidation of the assets underlying the Maiden Lane III securitization. During the year ended December 31, 2020, we sold our remaining holdings in the MLIII-B Notes as further discussed below. We utilize NAV as an estimate of the fair value for our private equity funds, which is a permitted practical expedient. Due to the time lag in the NAV reported by certain fund managers, we adjust the valuation for capital calls and distributions that occur between the date of the NAV and our consolidated financial statements. Funds withheld by ceding companies Funds withheld by ceding companies represents a reinsurance receivable collateralized by a portfolio of investments maintained by the ceding companies. In accordance with the terms of the reinsurance agreements Consolidated Financial Statements | Fortitude Group Holdings, LLC 18

discussed in Note 1, Note 2, Note 6 and Note 7, Fortitude Re is obligated to fund any shortfall between U.S. statutory book value of the investments collateralizing the reinsurance receivable and U.S. statutory insurance reserves. Likewise, if there is an excess between the U.S. statutory book value of investments collateralizing the reinsurance receivable and U.S. statutory insurance reserves, the ceding companies are required to fund the excess to the Company's funds withheld account. The reinsurance agreements contain an embedded derivative because the ceding companies are paying us an interest rate attributable to the returns on the portfolio of investments which collateralize the reinsurance receivable that is not associated with the ceding companies own credit risk. The fair value of the embedded derivative on the reinsurance agreements is included in funds withheld by ceding companies in the consolidated balance sheets. As the funds withheld assets are settled on a quarterly basis, as described above, the fair value of the embedded derivatives is equal to the unrealized gain or loss on the segregated investment portfolio, which collateralizes the reinsurance receivable. The following table presents the composition of the assets and liabilities underlying the funds withheld by ceding companies: Year Ended December 31, (in millions) 2020 2019 Total investments $ 42,747 $ 39,918 Accrued interest, cash, receivables and payables 221 847 Total funds withheld by ceding companies $ 42,968 $ 40,765 Assets Measured at Fair Value on a Recurring Basis The following table presents information about assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value measurement based on the observability of the inputs used: December 31, 2020 (in millions) Level 1 Level 2 Level 3 Fair Value Based on NAV as Practical Expedient Total Assets: Fixed maturity securities, available for sale: U.S. government and government sponsored entities $ — $ 992 $ — $ — $ 992 Obligations of states, municipalities and political subdivisions — 142 — — 142 Non-U.S. governments — 83 — — 83 Corporate debt — 1,716 — — 1,716 RMBS — 136 25 — 161 CMBS — 296 — — 296 CDO / ABS — 159 — — 159 Total fixed maturity securities available for sale — 3,524 25 — 3,549 Short term investments — 5 5 — 10 Other invested assets — 25 — 288 313 Funds withheld by ceding companies, total investments 34 33,926 8,787 — 42,747 Total $ 34 $ 37,480 $ 8,817 $ 288 $ 46,619 Consolidated Financial Statements | Fortitude Group Holdings, LLC 19

December 31, 2019 (in millions) Level 1 Level 2 Level 3 Fair Value Based on NAV as Practical Expedient Total Assets: Fixed maturity securities, available for sale: Obligations of states, municipalities and political subdivisions $ — $ 154 $ — $ — $ 154 Non-U.S. governments — 42 — — 42 Corporate debt — 1,680 — — 1,680 Residential mortgage-backed securities (RMBS) — 161 21 — 182 Commercial mortgage-backed securities (CMBS) — 105 — — 105 Collateralized debt obligations (CDO) / Asset backed securities (ABS) — 8 16 — 24 Total fixed maturity securities available for sale — 2,150 37 — 2,187 Short term investments 57 50 — — 107 Other invested assets — 13 1,234 45 1,292 Funds withheld by ceding companies, total investments — 31,117 8,801 — 39,918 Total $ 57 $ 33,330 $ 10,072 $ 45 $ 43,504 The level in the fair value hierarchy assigned to the funds withheld by ceding companies, total investments is based upon the observability of inputs used to value the underlying investment assets held at fair value within the funds withheld portfolio. Quantitative Information About Level 3 Fair Value Measurements The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments relating to fixed maturity securities and other invested assets, which includes only those instruments for which information about the inputs is reasonably available to us, such as data from independent third-party valuation service providers and from internal valuation models. December 31, 2020 Valuation Unobservable Range (in millions) Fair Value Technique Input (Weighted Average) Assets: RMBS $ 25 Discounted Cash Flow Constant prepayment rate 4.57% - 15.00% (10.92%) Constant default rate 0% - 6.60% (1.60%) Severity 0% - 93.00% (37.44%) Yield 0.89% - 3.42% (1.83%) Short term investments $ 5 Discounted Cash Flow Yield 2.42% Consolidated Financial Statements | Fortitude Group Holdings, LLC 20

Consolidated Financial Statements | Fortitude Group Holdings, LLC

December 31, 2019 *(in millions)*	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)
Assets:				
RMBS	$ 21	Discounted Cash Flow	Constant prepayment rate	5.04% - 9.94% (7.49%)
			Constant default rate	2.37% - 4.56% (3.46%)
			Severity	46.57% - 83.99% (65.28%)
			Yield	2.71% - 3.03% (2.87%)
CDO/ABS	16	Discounted Cash Flow	Yield	2.35% - 2.41% (2.38%)
Other invested assets	1,234	Implied Valuation	Discount Rate	3.38% - 8.04% (4.97%)

The following is a reconciliation for all the Level 3 assets measured at fair value on a recurring basis:

	Year Ended December 31, 2020							
(in millions)	Beginning balance	Purchases	Contributions	Sales, maturities, redemptions	Change in fair value	Transfers in	Transfers out	Ending balance
Assets								
Total fixed maturity securities available for sale	$ 37	$ 23	$ —	$ (34)	$ —	$ 3	$ (4)	$ 25
Funds withheld by ceding companies, total Level 3 investments	8,801	—	—	—	(14)	—	—	8,787
Other invested assets	1,234	—	—	(1,073)	(161)	—	—	—
Short term investments	—	10	—	(5)	—	—	—	5
Total Level 3 assets	**$ 10,072**	**$ 33**	**$ —**	**$ (1,112)**	**$ (175)**	**$ 3**	**$ (4)**	**$ 8,817**

	Year Ended December 31, 2019							
(in millions)	Beginning balance	Purchases	Contributions	Sales, maturities, redemptions	Change in fair value	Transfers in	Transfers out	Ending balance
Assets								
Total fixed maturity securities available for sale	$ 29	$ 11	$ —	$ (3)	$ —	$ —	$ —	$ 37
Funds withheld by ceding companies, total Level 3 investments	8,222	—	—	—	579	—	—	8,801
Other invested assets	1,285	7	—	(242)	197	—	(13)	1,234
Total Level 3 assets	**$ 9,536**	**$ 18**	**$ —**	**$ (245)**	**$ 776**	**$ —**	**$ (13)**	**$ 10,072**

21

Fair Value Information About Financial Instruments Not Measured at Fair Value The following table presents the carrying amounts and estimated fair values of our financial instruments not measured at fair value and indicates the level in the fair value hierarchy of the estimated fair value measurement based on the observability of the inputs used: December 31, 2020 Estimated Fair Value (in millions) Level 1 Level 2 Level 3 Total Carrying Value Assets: Cash $ 187 $ — $ — $ 187 $ 187 Liabilities: Policyholder contract deposits associated with investment-type contracts $ — $ — $ 4,804 $ 4,804 $ 4,607 Long term debt $ — $ 260 $ — $ 260 $ 250(1) Collateral deposit liability $ — $ — $ 279 $ 279 $ 208 December 31, 2019 Estimated Fair Value (in millions) Level 1 Level 2 Level 3 Total Carrying Value Assets: Cash $ 85 $ — $ — $ 85 $ 85 Liabilities: Policyholder contract deposits associated with investment-type contracts $ — $ — $ 4,470 $ 4,470 $ 4,575 (1) Represents borrowing outstanding as further detailed in Note 8. Information regarding the estimation of fair value for financial instruments not carried at fair value is discussed below: Cash: The carrying amounts of these assets approximate fair values. Policyholder contract deposits associated with investment-type contracts: Policyholder contract deposits associated with investment-type contracts are estimated using discounted cash flow calculations based on interest rates currently being offered in the industry for similar contracts with maturities consistent with those of the contracts being valued. When no similar contracts are being offered, the discount rate is the appropriate swap rate (if available) or current risk-free interest rate. Other factors considered in the estimation process include current policyholder account values and related surrender charges, expectations about policyholder behavior and risk margin adjustments. Long term debt: The fair value of long-term debt is estimated using a discounted cash flow calculation based on projected interest and principal cash flows discounted at an appropriate risk adjusted discount rate. Collateral deposit liability: The fair value of this liability is estimated using a discounted cash flow calculation based on interest rates currently being offered in the industry for similar contracts with maturities consistent with those of the contracts being valued and the addition of a risk margin. Consolidated Financial Statements | Fortitude Group Holdings, LLC 22

5. Investments Securities Available for Sale Fixed maturity securities classified as available for sale are carried at fair value. Unrealized gains and losses from available for sale investments in fixed maturity securities are reported as a separate component of accumulated other comprehensive income, net of deferred income taxes, in members' equity. Investments in fixed maturity securities are recorded on a trade-date basis. The following table presents the amortized cost or cost and fair value of our available for sale securities: Amortized Gross Gross December 31, 2020 Cost or Unrealized Unrealized Fair (in millions) Cost Gains Losses Value Fixed maturities, available for sale: U.S. government and government sponsored entities $ 995 $ 8 $ (11) $ 992 Obligations of states, municipalities and political subdivisions 128 14 — 142 Non-U.S. governments 81 2 — 83 Corporate debt 1,542 174 — 1,716 Mortgage-backed, asset-backed and collateralized: RMBS 157 5 (1) 161 CMBS 285 11 — 296 CDO / ABS 157 2 — 159 Total mortgage-backed, asset-backed and collateralized 599 18 (1) 616 Total fixed maturities available for sale $ 3,345 $ 216 $ (12) $ 3,549 Amortized Gross Gross December 31, 2019 Cost or Unrealized Unrealized Fair (in millions) Cost Gains Losses Value Fixed maturities, available for sale: Obligations of states, municipalities and political subdivisions $ 144 $ 10 $ — $ 154 Non-U.S. governments 41 1 — 42 Corporate debt 1,592 89 (1) 1,680 Mortgage-backed, asset-backed and collateralized: — RMBS 177 5 — 182 CMBS 102 3 — 105 CDO / ABS 24 — — 24 Total mortgage-backed, asset-backed and collateralized 303 8 — 311 Total fixed maturities available for sale $ 2,080 $ 108 $ (1) $ 2,187 Securities Available for Sale in a Loss Position The following table summarizes the fair value and gross unrealized losses on our available for sale securities, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position: Consolidated Financial Statements | Fortitude Group Holdings, LLC 23

Less than 12 Months Greater than 12 Months Total December 31, 2020 Gross Gross Gross Fair Unrealized Fair Unrealized Fair Unrealized (in millions) Value Losses Value Losses Value Losses Fixed maturities, available for sale: U.S. government and government sponsored entities $ 154 $ (11) $ — $ — $ 154 $ (11) Obligations of states and municipalities and other political — — — — — — Non-U.S. governments — — — — — — Corporate debt 32 — — — 32 — Mortgage-backed, asset-backed and collateralized: RMBS 54 (1) — — 54 (1) CMBS — — — — — — CDO / ABS 14 — — — 14 — Total mortgage-backed, asset-backed and collateralized 68 (1) — — 68 (1) Total fixed maturities available for sale $ 254 $ (12) $ — $ — $ 254 $ (12) Less than 12 Months Greater than 12 Months Total December 31, 2019 Gross Gross Gross Fair Unrealized Fair Unrealized Fair Unrealized (in millions) Value Losses Value Losses Value Losses Fixed maturities, available for sale: Obligations of states and municipalities and other political $ 14 $ — $ — $ — $ 14 $ — Non-U.S. governments 3 — — — 3 — Corporate debt 169 (1) — — 169 (1) Mortgage-backed, asset-backed and collateralized: RMBS 6 — 22 — 28 — CMBS — — 9 — 9 — CDO / ABS — — — — — — Total mortgage-backed, asset-backed and collateralized 6 — 31 — 37 — Total fixed maturities available for sale $ 192 $ (1) $ 31 $ — $ 223 $ (1) At December 31, 2020, we held 18 individual fixed maturity securities (2019: 34 individual fixed maturity securities) that were in an unrealized loss position, of which none of the individual fixed maturity securities were in a continuous unrealized loss position for 12 months or more (2019: 7 securities). We did not recognize the unrealized losses in earnings on these fixed maturity securities at December 31, 2020 or at December 31, 2019 because we neither intend to sell the securities nor do we believe that it is more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. For fixed maturity securities with significant declines, we perform fundamental credit analysis on a security-by- security basis, which includes consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts and other available market data. Contractual Maturities of Fixed Maturity Securities Available for Sale The following table presents the amortized cost and fair value of fixed maturity securities available for sale by contractual maturity: Consolidated Financial Statements | Fortitude Group Holdings, LLC 24

Total Fixed Maturity Securities Fixed Maturity Securities in a Loss Position December 31, 2020 Available for Sale Available for Sale (in millions) Amortized Cost Fair Value Amortized Cost Fair Value Due in one year or less $ 259 $ 262 $ — $ — Due after one year through five years 417 438 — — Due after five years through ten years 250 264 19 19 Due after ten years 1,820 1,969 178 167 Mortgage-backed, asset-backed and collateralized 599 616 69 68 Total $ 3,345 $ 3,549 $ 266 $ 254 Total Fixed Maturity Securities Fixed Maturity Securities in a Loss Position December 31, 2019 Available for Sale Available for Sale (in millions) Amortized Cost Fair Value Amortized Cost Fair Value Due in one year or less $ 52 $ 53 $ — $ — Due after one year through five years 758 774 49 49 Due after five years through ten years 274 282 72 72 Due after ten years 693 767 66 65 Mortgage-backed, asset-backed and collateralized 303 311 37 37 Total $ 2,080 $ 2,187 $ 224 $ 223 Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. Other Invested Assets The following table presents a breakdown of other invested assets by asset class: (in millions) December 31, 2020 December 31, 2019 Private equity funds $ 288 $ 45 MLIII-B Notes — 1,234 Fixed maturities for which the fair value option has been elected 27 13 Derivative instruments (2) — Total $ 313 $ 1,292 Under the fair value option, we may elect to measure at fair value financial assets and financial liabilities that are not otherwise required to be carried at fair value. Subsequent changes in fair value are reported in net investment income. We elected the fair value option for our investments in the MLIII-B Notes and certain fixed maturity securities which was an irrevocable election made upon our initial acquisition of these investments. We utilize NAV as an estimate of fair value for our private equity funds, which is a permitted practical expedient. Summary of Total Investment Income The following table presents a summary of net investment income, change in value of funds withheld embedded derivative and investment gains (losses) by financial statement line item: Consolidated Financial Statements | Fortitude Group Holdings, LLC 25

Consolidated Financial Statements | Fortitude Group Holdings, LLC

	Year Ended December 31,					
	2020			2019		
(in millions)	**Funds withheld by ceding companies**	**Fixed maturities available for sale, other investments and short-term investments**	**Total**	**Funds withheld by ceding companies**	**Fixed maturities available for sale, other invested assets and short-term investments**	**Total**
Net investment income	$ 1,447	$ (65)	$ 1,382	$ 1,695	$ 269	$ 1,964
Change in value of funds withheld embedded derivative	2,473	—	2,473	3,876	—	3,876
Investment gains (losses)	635	82	717	236	10	246
Total investment income	**$ 4,555**	**$ 17**	**$ 4,572**	**$ 5,807**	**$ 279**	**$ 6,086**

The Company has elected to report the net investment income and investment gains (losses) arising from the underlying investments maintained within the funds withheld by ceding companies account in the same financial statement line such investment income would have been recorded had the Company held the investments directly.

The income arising from the change in value of funds withheld embedded derivative of $2,473 million (2019: income of $3,876 million) included income of $489 million (2019: income of $204 million) arising from fair value movements on derivative securities contained within the funds withheld by ceding companies investment portfolio. These securities are further described under 'derivative instruments' below.

Net Investment Income

Net investment income from fixed maturities, available for sale, other invested assets and short-term investments, represents income primarily from the following sources:

- Interest income and related expenses, from fixed maturity investments, including amortization of premiums and accretion of discounts with changes in the timing and the amount of expected principal and interest cash flows reflected in yield, as applicable;
- Changes in fair value of fixed maturity investments for which the fair value option is elected; and
- Offset by investment expenses.

Net investment income from funds withheld by ceding companies includes income from the following sources:

- Interest income and related expenses from underlying investments in fixed maturities, including amortization of premiums and accretion of discounts with changes in the timing and amount of expected principal and interest cash flows reflected in yield, as applicable;
- Earnings from underlying alternative investments, including real estate joint ventures;
- Interest income from underlying commercial mortgage loans;
- Dividend income from underlying investments in preferred stock; and
- Offset by investment expenses.

26

The following table presents the components of net investment income: Year Ended December 31, (in millions) 2020 2019 Available for sale fixed maturity securities U.S. government and government sponsored entities $ 3 $ — Obligations of states, municipalities and political subdivisions 4 7 Non-U.S. governments 2 1 Corporate debt 73 45 RMBS 5 6 CMBS 5 3 CDO / ABS 3 1 Total investment income for available for sale fixed maturity securities $ 95 $ 63 Other Invested Assets (159) 201 Short Term Investments and Other 3 12 Funds withheld by ceding companies 1,492 1,753 Total investment income $ 1,431 $ 2,029 Investment expenses (49) (65) Net investment income $ 1,382 $ 1,964 Included within net investment income from other invested assets above is a loss of $161 million (2019: $199 million gain) in relation to the fair value movement and realized loss on the disposal of the MLIII-B notes which were disposed of during the year ended December 31, 2020. Included within net investment income from other invested assets above is a $199 million gain for the year ended December 31, 2019. Investment Gains (Losses) Investment gains and (losses) include sales or full redemptions of available for sale fixed maturity securities, determined using the specific identification method. Investment gains and (losses) also include realized gains and (losses) recognized upon sale, transfer and periodic settlements of the investments which collateralize the funds withheld by ceding companies reinsurance receivable. The following table presents the components of net investment gains (losses): Year Ended December 31, (in millions) 2020 2019 Available for sale fixed maturity securities U.S. government and government sponsored entities $ 9 $ — Obligations of states, municipalities and political subdivisions 5 7 Non-U.S. governments 1 — Corporate debt 73 2 RMBS 2 1 CMBS 1 — Total available for sale fixed maturity securities $ 91 $ 10 Derivative instruments (9) — Funds withheld by ceding companies 635 236 Net investment gains (losses) $ 717 $ 246 The amount of unrealized appreciation of fixed maturity securities, available for sale reclassified from accumulated other comprehensive income to net investment gains (losses) was $51 million for the year ended December 31, 2020 (2019: $1 million). Included in realized gains from funds withheld by ceding companies are $188 million of gains related to the transfer of securities from funds withheld by ceding companies to fixed maturities available for sale. Consolidated Financial Statements | Fortitude Group Holdings, LLC 27

Funds Withheld by Ceding Companies Funds withheld by ceding companies represents a reinsurance receivable for amounts contractually withheld by ceding companies as collateral in accordance with reinsurance agreements in which we act as reinsurer. While the investments maintained in the funds withheld and modified coinsurance segregated accounts are legally owned by the ceding companies, the investments are separately identified from their general accounts and all future realized and unrealized gains and losses and net investment income on the investments accrue to us. The portfolio of investments collateralizing the reinsurance receivable are managed by AIG Asset Management (U.S.) LLC, a registered investment advisor affiliated with AIG and an investment affiliate of Carlyle. We periodically settle the total return from those investments. Refer to Note 11 for additional information on agreements with related parties. The reinsurance agreements contain embedded derivatives as discussed above, and as a result the carrying value of funds withheld by ceding companies consists of the fair value of the investment collateral, inclusive if the embedded derivative represented by the net unrealized gain or (loss) on the investment collateral. In the event of a ceding company's insolvency, we would need to assert a claim on the investments collateralizing our reinsurance receivable and used to settle our liabilities. However, we have the ability to offset amounts we owe to the ceding company, which reduces its risk of loss. Interest generally accrues on the reinsurance receivable based upon the investment earnings on the underlying investments. The Company is subject to the investment performance and has all economic rights and obligations on the investment collateral withheld by the ceding companies, with the same risk as if the Company held the investments directly. As of December 31, 2020, 95% (2019: 96%) of the fixed maturity securities within the funds withheld by ceding companies, serving as collateral for our reinsurance receivable, are investment grade by National Association of Insurance Commissioners ("NAIC") designation. Embedded Derivatives The reinsurance agreements contain embedded derivatives, which are required to be separated from their host contracts and reported as derivatives. The host contract relates to the reinsurance receivable from ceding companies under the funds withheld arrangement underlying the reinsurance transactions as described in Note 1. At inception of the reinsurance agreements, no value was assigned to the embedded derivative as the fair value of the host contract approximated the fair value of the underlying collateral investments. On a recurring basis, the embedded derivative is measured as the net unrealized gain or loss on the underlying collateral investments, maintained by the ceding companies on a funds withheld basis. The fair value of the embedded derivative is included in funds withheld by ceding companies on the consolidated balance sheets. As the collateral investments will be periodically utilized to settle liabilities and the excess or deficiency of the collateral investments over our liabilities, the fair value of the embedded derivative is equal to the net unrealized gain or loss on the underlying investment collateral. The following table presents the components of the funds withheld by ceding companies as of December 31, 2020 and 2019: 2020 2019 (in millions) Funds withheld by ceding companies Funds withheld by ceding companies Host contract $ 37,656 $ 37,926 Cumulative change in fair value of embedded derivative 5,312 2,839 Funds withheld by ceding companies, at fair value $ 42,968 $ 40,765 Market Risks Liquidity, interest rate, foreign exchange and credit spread risks are all market risks. Liquidity risk is the risk that the Company's financial condition will be adversely affected by the inability or perceived inability to meet short-term cash, collateral or other obligations. Interest rate risk can arise from a mismatch in the interest rate exposure of assets compared to liabilities. Changes in interest rates can affect the valuation of fixed maturity securities, financial liabilities, insurance contracts and derivative contracts. Foreign exchange risk can arise from a mismatch in the foreign currency exposure of assets compared to liabilities. Changes in foreign exchange rates can affect the valuation of non-U.S. dollar denominated assets and liabilities. Credit spreads measure an instrument’s risk Consolidated Financial Statements | Fortitude Group Holdings, LLC 28

Consolidated Financial Statements | Fortitude Group Holdings, LLC

premium or yield relative to that of a comparable duration, default-free instrument. Changes in credit spreads can affect the valuation of fixed maturity securities, including but not limited to corporate bonds, asset-backed securities, mortgage-backed securities, credit derivatives and derivative credit valuation adjustments.

Market risk is monitored and managed using an asset-liability management framework. For both assets and liabilities, market risk exposures are measured in terms of sensitivities to changes in the relevant risk factors. In addition, the Company performs stress testing on these market risk factors to capture concentration risks to a single market risk factor change as well as simultaneous multiple market risk factor changes, to understand the net impact on exposure from impacts on both assets and liabilities.

Derivative Instruments

Included within the funds withheld by ceding companies and other invested assets are certain types of derivatives that the Company uses to mitigate the above noted market risks, including: interest rate swaps, interest rate swaptions, foreign currency swaps, credit default index swaptions, and credit index options.

Interest rate swaps and swaptions are used to protect from the potential adverse impact of declining interest rates on future policy benefits reserves. Foreign currency swaps are utilized to reduce the foreign exchange risk associated with certain non-U.S. dollar denominated investments. Credit default index swaptions and credit index options are used to mitigate credit risk in our investment portfolio.

The table below shows the notional amount and fair value of the derivative instruments held within the funds withheld by ceding companies:

	December 31, 2020				December 31, 2019			
(In millions)		**Notional**		**Fair Value Asset / (Liability)**		**Notional**		**Fair Value Asset / (Liability)**
Interest rate swaps and swaptions	$	7,435	$	388	$	3,435	$	74
Credit default index swaptions and options		4,160		3		8,500		1
Foreign currency swaps		784		(30)		480		(3)
Total USD denominated derivatives	**$**	**12,379**	**$**	**361**	**$**	**12,415**	**$**	**72**
Interest rate swaps and swaptions	$	253	$	(4)	$	1,400	$	518
Foreign currency swaps		—		—		50		(46)
Total GBP denominated derivatives	**$**	**253**	**$**	**(4)**	**$**	**1,450**	**$**	**472**
Total derivatives in funds withheld by ceding companies	**$**	**12,632**	**$**	**357**	**$**	**13,865**	**$**	**544**

The table below shows the notional amount and fair value of the derivative instruments held within other invested assets:

	December 31, 2020			
(In millions)		**Notional**		**Fair Value Asset / (Liability)**
Foreign currency swaps	$	75		(2)
Total GBP denominated derivatives		**75**	**$**	**(2)**
Total derivatives in other invested assets	**$**	**75**	**$**	**(2)**

The Company did not hold any derivatives within other invested assets for the year ended December 31, 2019.

Concentration of Credit Risk

29

Other than the funds withheld balance with the AIG ceding entities, separately discussed above, there are no significant concentrations of credit risk within the Company's cash and cash equivalents, fixed maturity investments or other invested assets balances. Consolidated Financial Statements | Fortitude Group Holdings, LLC 30

Consolidated Financial Statements | Fortitude Group Holdings, LLC

6. Reinsurance

Fortitude Re assumes short duration and long duration insurance and investment contracts under funds withheld and mod-co arrangements. We follow reinsurance accounting for transactions that provide indemnification against loss or liability relating to insurance risk (risk transfer). To meet risk transfer requirements, a reinsurance agreement must include both insurance risk consisting of both underwriting and timing risks, and a reasonable possibility of a significant loss.

The following table shows the written and earned assumed premium of the Company for the years ended December 31, 2020 and 2019:

	Premiums Written		Premiums Earned	
(in millions)	Year Ended December 31		Year Ended December 31	
	2020	2019	2020	2019
Assumed - short duration	$ 1	$ 5	$ 8	$ 41
Assumed - long duration	287	292	287	292
Total net premium	**$ 288**	**$ 297**	**$ 295**	**$ 333**

Long Duration Run-off Business

On February 12, 2018, certain AIG insurance affiliates entered into mod-co arrangements with Fortitude Re to cede run-off life and annuity liabilities. The mortality and timing risks related to certain life blocks of business, such as whole life, universal life, and pension risk transfer annuities with life contingencies were transferred to Fortitude Re and are subject to reinsurance accounting. The total consideration (net of commissions of $39 million) received for these blocks of business was $27,592 million and the amount of assumed future policy benefit liabilities was $25,545 million. The remaining blocks of life business, such as fixed annuities and structured settlements without life contingencies, lacked mortality risks, and thus could not achieve risk transfer. Accordingly, these reinsured contracts are subject to deposit, rather than reinsurance accounting. The total consideration received for these deposit blocks of business was $5,421 million and the amount of assumed deposit liabilities was $5,022 million.

The following are the significant amendments to the reinsurance agreements that occurred during the year.

Effective June 2, 2020, the long-duration reinsurance agreements with AIG were amended as follows:

(i) The terms relating to the expense allowance charged by AIG to Fortitude Re were amended. This amendment led to increases in future expenses and premium tax incurred by the cedants in relation to their on-going administration of the reinsured policies.

(ii) The agreements were also modified to change the investment management fee structure to a fee that varies dependent on asset class, rather than the previous flat fee of 15 basis points, prescribed under the original agreements. These amendments were applied prospectively from the closing of the 2019 Sale on June 2, 2020. The amendments resulted in a non-recurring ceding commission in the amount of $72 million being paid to Fortitude Re. This amount was reflected as an increase to the deferred gain on long-duration business and is subject to amortization over the remaining life of the assumed policies.

Additionally, effective July 1, 2020, the long-duration reinsurance agreements with AIG were further amended as follows:

(i) The recapture of certain interest rate sensitive life insurance policies and the assumption of certain deferred annuity, single premium immediate annuity pension risk transfer policies. The recapture represents a partial commutation, which resulted in AGL recapturing $56 million of insurance reserves in exchange for the transfer of funds withheld assets of $56 million (inclusive of ceding commission of $1 million), resulting in no gain or loss for the year ended December 31, 2020.

(ii) The assumption of the deferred annuity and single premium immediate annuity non life contingent contracts resulted in an increase to policyholder contract deposits of $344 million and $16 million, respectively. The assumption of the single premium immediate annuity contracts with life contingencies and the terminal funding

31

agreements resulted in an increase to future policyholder benefits of $8 million and $17 million respectively. In consideration, Fortitude Re received funds withheld assets of $412 million and ceding commission of $15 million, resulting in a gain of $42 million which was reflected as an increase to the deferred gain on long-duration business and is subject to amortization over the remaining life of the assumed policies. On February 12, 2018, Fortitude Re also entered into a tri-party novation agreement with certain Bermuda affiliates, AIG Life of Bermuda and AIRCO. Pursuant to this agreement, AIRCO retroceded, on a 100% quota share basis, business associated with the termination of occupational pension programs in the United Kingdom, which AIRCO had previously assumed from Phoenix Life Limited (Phoenix Life, formerly ALBA Life, Ltd.) and retroceded to AIG Life of Bermuda. The total consideration (net of ceding commissions of $75 million) received for these blocks of business was $1,255 million and the amount of assumed reserves was $1,250 million. Under the terms of the retrocession agreement with AIRCO, AIRCO retained assets and other derivatives in a funds withheld account that would otherwise have been paid to us, which is included in funds withheld by ceding companies in our consolidated balance sheets. These funds withheld by AIRCO are supported by a specified portfolio of assets, subject to a security agreement between AIRCO and Phoenix Life. Under the contractual terms of the retrocession agreement, the realized and unrealized gains and losses and net investment income related to the specified portfolio of assets inure to Fortitude Re's benefit. In connection with AIRCO's reinsurance agreement with Phoenix Life, AIRCO entered into a series of interest rate and currency swap agreements. Gains and losses associated with these derivatives inured to Fortitude Re's benefit via the retrocession agreement and are recorded in change in value of funds withheld embedded derivative. Amounts due from AIRCO associated with these swap agreements at December 31, 2020 are nil (2019: $472 million) which was included in funds withheld by ceding companies in the consolidated balance sheets. Effective June 2, 2020, concurrent with the closing of the 2019 Sale, the reinsurance agreement with AIRCO was amended which resulted in the following impacts: (i) A re-balancing of the funds withheld portfolio between Fortitude Re and AIRCO was undertaken with the aim of enhancing the asset/liability matching profile, reducing interest rate volatility and increasing the overall yield on the investment portfolio. As part of this portfolio re-balancing, the interest rate swap positions were terminated which provided GBP 499 million of proceeds of which GBP 476 million was subsequently re-invested into a portfolio of corporate and government bonds. (ii) A quarterly settlement feature between Fortitude Re and AIRCO was implemented such that any surplus of the fair value of funds withheld assets over the BMA technical provision as of the relevant quarter end date can be withdrawn by Fortitude Re. Prior to June 2, 2020, the Company designated GBP as the functional currency related to the ALBA business. During this time, the Company translated the financial balances of the assumed business from AIRCO from GBP into USD at period-end exchange rates, while income and expenses were translated using average rates for the period. Translation adjustments were recorded as a separate component of accumulated other comprehensive income, net of tax, to the extent applicable. Effective June 2, 2020, the Company changed the functional currency of the ALBA business from GBP to USD after concluding that the contractual amendments, as specified above, in relation to the re-balancing of the composition of the funds withheld portfolio and the quarterly settlement feature, resulted in both significant and permanent changes to the economics of the reinsurance agreement with AIRCO. The currency translation adjustment as of June 2, 2020, recorded as a component of accumulated other comprehensive income, was $8 million, net of tax, which will remain within members' equity so long as the ALBA assets and liabilities are recognized on the consolidated balance sheet. From June 2, 2020 to December 31, 2020, the Company recorded a net foreign exchange gain of $17 million within the consolidated statement of income in accordance with the determination that USD is the functional currency of this business. Total assets and total liabilities exposed to the foreign currency translation risk are GBP 1,278 million (2019: GBP 722 million) and GBP 1,111 million (2019: GBP 899 million) respectively as of December 31, 2020. For the run-off life and annuity reinsurance transactions, the difference between the fair value of assets and the sum of the reserves reinsured, other liabilities reinsured, and ceding commission payable or receivable was deferred and recognized as a net cost of reinsurance liability (i.e., a deferred gain). The deferred gain is amortized over the lives of the reinsured policies in relation to expected benefit payments or insurance in-force for insurance contracts. Consolidated Financial Statements | Fortitude Group Holdings, LLC 32

Consolidated Financial Statements | Fortitude Group Holdings, LLC

The table below shows the calculation of the deferred gain on the future policy benefits and policyholder contract deposits as of December 31, 2020 and December 31, 2019, including the impact of amortization of the deferred gain.

Deferred Gain on Long-Duration Business	**Future Policy Benefits**	**Policyholder contract deposits**	**Total**
(in millions)			
As of December 31, 2018	$ 1,973	$ 382	$ 2,355
Amortization of deferred gain	(103)	(20)	(123)
As of December 31, 2019	$ 1,870	$ 362	$ 2,232
Ceding commission from contract modification	60	12	72
Assumed business	35	7	42
Amortization of deferred gain	(74)	(17)	(91)
As of December 31, 2020	**$ 1,891**	**$ 364**	**$ 2,255**

Long duration run-off business assumed subjects Fortitude Re to mortality, longevity and morbidity risks. Life, annuity and accident and health reserves are established using assumptions for investment yields, mortality, morbidity, lapses and expenses, including a provision for adverse deviation where applicable. We review the adequacy of the life reserves regularly using best estimate assumptions for mortality, morbidity, lapse, expenses and investment yield. If financial performance significantly deteriorates to the point where a premium deficiency exists, then we would record additional liabilities.

Short Duration Run-off Business

On February 12, 2018, the Combined Pool Companies entered into 12 LPT reinsurance agreements with Fortitude Re to cede run-off property and casualty insurance ("P&C") liabilities on a funds withheld basis effective January 1, 2017. In addition, on February 12, 2018, Fortitude Re assumed excess workers compensation run off business through a novation agreement among itself and Eaglestone Reinsurance Company, an affiliated insurance company effective, January 1, 2017. At the inception of these reinsurance and novation agreements, we received consideration of $5,041 million on a funds withheld basis and recorded loss and loss adjustment expenses incurred of $4,505 million, resulting in a deferred gain of $536 million on the date of the transaction.

The reinsurance assumed under various LPTs and the novation agreements qualify to be accounted for as retroactive reinsurance as they provide indemnification of losses and loss adjustment expenses of these run off short-duration insurance contracts with respect to underlying loss events that occurred prior to January 1, 2017. In the absence of US GAAP guidance specific to the accounting for retroactive reinsurance contracts entered into by assuming reinsurance companies, the Company has made an accounting policy election to account for the retroactive reinsurance consistent with guidance specific to ceding companies. Under this accounting model, the retroactive reinsurance is considered to be a financing of an existing obligation, with no immediate gain recognition. For these agreements, the excess of the consideration received over the ultimate payout of the future claims is recognized as a deferred gain liability and amortized into income over the settlement period of the assumed reserves using an effective interest rate method. In applying the interest method, an effective interest rate is derived for these retroactive reinsurance contracts based on the expected timing and amount of the ultimate loss and loss adjustment expense payments such that the present value of these estimated payments equals the premium consideration received.

The Company monitors any subsequent development on losses that have occurred during the retroactive period and revises the deferred gain balance on a cumulative basis. The revised deferred gain balance is determined using the retrospective method so that the adjusted balance reflects the amount that would have existed had the revised estimates been available at the inception of the reinsurance transactions. The amortization of the revised deferred gain is calculated on a retrospective basis with a catch up adjustment recorded in the consolidated income statement during the period of change.

In connection with the 2019 Sale, the Company and AIG agreed to a post-closing price adjustment pursuant to which AIG will pay Fortitude Re for certain adverse development in property casualty related reserves, based on an agreed methodology, that may occur on or prior to December 31, 2023, up to a maximum payment of $500 million.

33

Consolidated Financial Statements | Fortitude Group Holdings, LLC

As the adverse development applies to reserves that existed as of June 2, 2020, the Company determined that any potential recovery shall be accounted for as retroactive reinsurance.

The conferment of this right was determined to be an integrated contract feature which resulted in a substantial modification to the original LPTs, as the degree of insurance risk to which Fortitude Re is subject was substantially changed with no commensurate payment of premium to AIG. Therefore, the Company applied extinguishment accounting to the original LPTs which included derecognition of the $194 million deferred gain that existed as of June 2, 2020. The Company immediately recognized a replacement contract with a $30 million deferred gain based on the excess of the fair value of the funds withheld assets over the sum of the Company's estimated loss reserves and the fair value of the replacement contract, inclusive of the adverse development cover.

The fair value approach for the adverse development cover incorporated specific estimates for (a) the probabilistic expected loss to the reinsured layers, (b) a margin for adverse deviation (i.e. "risk margin"), and (c) a discount for time value of money. The probabilistic expected loss and the risk margin considered multiple scenarios using both carried and indicated reserves as well as an ultimate time horizon as a measure of reserve risk variability. As of December 31, 2020, adverse development on the underlying LPTs had not yet exceeded the attachment point of the adverse development cover. The $130 million fair value of the adverse development cover was reflected as a capital contribution, net of a $34 million deferred tax liability, in conjunction with the replacement contract.

The issuance of the replacement contract on June 2, 2020 required an assessment of whether it was practicable to bifurcate the replacement contract into retroactive and prospective components. The Company concluded that it was not practicable to bifurcate the contract due to the integrated contract feature discussed above. Therefore, the replacement contract has been accounted for on a retroactive basis in its entirety which resulted in an initial increase to the deferred gain and a decrease to unearned premium of $46 million on June 2, 2020.

The table below presents a roll forward of the deferred gain for the short-duration reinsurance agreements:

Deferred gain on short-duration business		**Deferred Gain**
(in millions)		
As of December 31, 2018	**$**	**531**
Amortization of deferred gain		(25)
Effect of change in discount		(307)
Change in retroactive reinsurance gain		16
As of December 31, 2019	**$**	**215**
Contract extinguishment		(194)
Contract replacement		76
Amortization of deferred gain		19
Effect of change in discount		(195)
Change in retroactive reinsurance gain		79
As of December 31, 2020	**$**	**—**

In establishing retroactive reinsurance claim liabilities, we analyze historical aggregate loss paid patterns and project losses into the future under various probability-weighted scenarios. We expect the paid claim-tail to be very long for many contracts, with some lasting several decades. We monitor claim payment activity and review ceding company reports and other information concerning the underlying losses. We reassess and revise the expected timing and amounts of ultimate losses periodically or when significant events are revealed through our monitoring and review processes.

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Consolidated Financial Statements | Fortitude Group Holdings, LLC

7. Insurance Liabilities

Long Duration Lines of Business

Liabilities for long-duration contracts are classified as either future policy benefits or policyholder contract deposits. Future policy benefits include retirement products whose payments depend on contract holder's survival such as structured settlements with life contingencies, single premium immediate annuities ("SPIA") with life contingencies, and pension risk transfer annuities; and traditional life insurance products such as whole life ("WL") and return of premium ("RoP") term, accident & health ("A&H") and long term care ("LTC"). Policyholder contract deposits apply to investment contracts such as structured settlements and SPIA with non-life contingent benefits, and the fund values of universal life insurance contracts.

Longevity risk is the risk of a change in value of a policy or benefit as a result of actual mortality experience being lower than the expected mortality assumed at the time of underwriting. The Company manages this risk through ongoing monitoring and assessment of mortality, longevity and morbidity experience relative to underlying assumptions. Interest rate risk arises from a mismatch in the interest rate exposure of assets and liabilities. As part of the funds withheld receivable from the AIG ceding companies, the Company has entered into interest rate swap and swaption agreements to mitigate the interest rate risk exposure within the life and annuity portfolio as further described in Note 5.

Future Policy Benefits

Future Policy Benefits relate to lines of business where the main risk factor is mortality, morbidity, or longevity risk and the liability cash flows are long-duration and relatively stable. Assumed reserves for traditional life, A&H, and life-contingent annuity payout contracts represent an estimate of the present value of future benefits less the present value of future net premiums. Assumed reserves also include liabilities for annuities issued in structured settlement arrangements whereby a claimant has agreed to settle a general insurance claim in exchange for fixed payments over a fixed determinable period of time with a life contingency feature.

For long duration traditional products, a "locked-in" assumption applies. The assumptions used to calculate benefit liabilities are set when a contract is issued and do not change with changes in actual experience unless a loss recognition event occurs. These "locked-in" assumptions include mortality, morbidity, persistency, maintenance expenses, and investment returns and include margins for adverse deviation to reflect uncertainty given that actual experience might deviate from these assumptions. Periodically, we evaluate these "locked-in" assumptions used in establishing assumed liabilities for long duration insurance contracts. A loss recognition event occurs when there is a shortfall between the carrying amount of future policy benefit liabilities and estimated future policy benefit liabilities determined by applying current best estimate assumptions. If we determine a loss recognition event has occurred, we would record additional liabilities through a charge to future benefits. We would then replace the old "locked-in" assumption set with the current best estimate. Future reserves would be set by reviewing the updated best estimate assumptions periodically and making further adjustments where necessary. Other adjustments include unearned premium liabilities, incurred but not reported claims, and disabled lives reserves where A&H products such as disability income have claimants receiving ongoing benefits.

The following table presents future policy benefits by product line:

(In millions)

Future policy benefits for life insurance and annuity contracts	**At December 31, 2020**	**At December 31, 2019**
Structured settlements	$ 16,215	$ 14,852
Pension risk transfer annuities	3,751	3,442
Traditional whole life	3,509	3,472
Single premium immediate annuities	1,874	1,927
Term life insurance	1,698	1,563
Long term care	455	421
Accident and health	386	367
Total	**$ 27,888**	**$ 26,044**

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For the years ended December 31, 2020 and 2019 the Company recorded an increase to reserves as a result of loss recognition events, driven primarily by interest rate fluctuations. The following table sets out the charge for loss recognition reserves recognized by the Company for the years ended December 31, 2020 and 2019 by line of business within the consolidated statement of income: (In millions) Loss recognition charges by line of business December 31, 2020 December 31, 2019 Structured settlements $ 1,632 $ 61 Pension risk transfer annuities 366 7 Traditional whole life 109 — Single premium immediate annuities 101 — Long term care 41 8 Accident and health 24 16 Total $ 2,273 $ 92 Policyholder Contract Deposits Policyholder contract deposits include investment contracts such as SPIA, structured settlement and deferred annuity contracts with period certain payment streams (i.e., not depending on longevity) and the fund values of universal life insurance contracts. • Non-life contingent structured settlement cash flows consist of certain payments with set payment patterns such as level payment, compound increase, fixed amount increase or one-time lump sum payments. The non-life contingent cash flows are thus highly predictable; • Non-life contingent SPIA cash flows also consist of certain level payments over a specified duration with a range from five to thirty years or more; • Deferred annuities cash flows are designed to collect premiums and accrue credited interest over an extended period for payout at a later date; and • Universal life products provide permanent coverage for life insurance with the potential to accumulate cash value. The liability for policyholder contract deposits is primarily recorded at accumulated or fund value (deposits received, plus accrued interest credited, less withdrawals and cost of insurance fees). Deposits collected on investment- oriented products are not reflected as revenues, because they are recorded directly to Policyholder contract deposits upon receipt. For universal life contracts that are determined to have profits in earlier years and losses in subsequent years from the insurance benefits, an additional liability is established in addition to the fund value to recognize the portion of amounts assessed against the contract holder (costs of insurance and all other charges and margins) that compensates us for benefits to be provided in future periods. Policyholder contract deposits also include annuities issued in structured settlement arrangements and SPIA contracts with no life contingent features. The liability for these products represents an estimate of the present value of future benefits using an interest rate determined at the treaty inception date. The liability for deferred annuities is set equal to the fund value. The following table presents policyholder contract deposits by product line: (In millions) Policyholder contract deposits At December 31, 2020 At December 31, 2019 Structured settlements – non-life contingent $ 2,428 $ 2,592 Interest sensitive universal life 1,713 1,841 Deferred annuities 328 — Single premium immediate annuities – non-life contingent 138 142 Total $ 4,607 $ 4,575 Consolidated Financial Statements | Fortitude Group Holdings, LLC 36

Short Duration Lines of Business Liability for Unpaid Losses and Loss Adjustment Expenses Loss reserves include total unpaid losses and loss adjustment expenses and consist of exposures from Excess Workers’ Compensation (42% of total unpaid losses and loss adjustment expenses), Environmental Impairment Liability (26%), Legacy Environmental (14%), and All other lines (18%). All Other Lines consist of other casualty run-off exposures, including workers’ compensation, general liability, medical malpractice, product liability, and accident and health exposures. Loss reserves and loss adjustment expense ("LAE") represent estimates of unpaid claims, including estimates for claims incurred but not reported and loss adjustment expenses ("IBNR"), less applicable discount. We regularly review and update the methods used to determine loss reserve estimates. Because these estimates are subject to the outcome of future events, changes in estimates are common given that loss trends vary and time is often required for changes in trends to be recognized and confirmed. Reserve changes that increase previous estimates of ultimate loss are referred to as either unfavorable development, adverse development, or reserve strengthening. Reserve changes that decrease previous estimates of ultimate cost are referred to as favorable development. Prior year development can refer to either favorable or unfavorable development. Reserve risk is the potential inadequacy of the liabilities that the Company establishes for unpaid losses and loss adjustment expenses. The Company manages this uncertainty through internal controls and oversight of the loss reserve setting process. Collateral Deposit Liability Within the environmental impairment line of business, the Company assumes certain environmental protection plan ("EPP"), clean-up cost cap ("CCC") and pollution legal liability ("PLL") exposures. The EPP and CCC products were designed to incorporate elements of program funding (investment risk on EPP) along with cost overrun protection (insurance risk on CCC) for the remediation of properties with known environmental contamination issues. On June 2, 2020, in connection with the substantial modification to the 13 LPTs which resulted in the extinguishment of the previous LPTs and the issuance of a replacement contract, as further described above, the Company determined the proceeds received from cedants to support EPP funding represents a collateral deposit liability for funded layer claims. This modification resulted in a prospective change in the treatment and presentation of unearned premium reserves. On June 2, 2020, unearned premium of $162 million, premium deficiency reserves of $30 million and an experience account liability of $32 million were de-recognized and a collateral deposit liability of $221 million was recognized concurrent with the execution of the replacement contracts. In accordance with the deposit accounting model, paid losses from June 2, 2020 onwards are treated as a reduction to the collateral deposit liability and interest expense is estimated through applying the effective yield method. For the period from June 2, 2020 to December 31, 2020, the Company incurred $17 million of paid losses and $1 million of interest credited to policyholders in relation to the collateral deposit liability. Premium Deficiency The Company recognizes a premium deficiency reserve if the expected unpaid ultimate losses and loss adjustment expenses from future insured events exceed the related unearned premiums and other liabilities established and anticipated investment income. It is management’s policy to consider anticipated investment income in determining whether a premium deficiency exists for short-duration run-off business. Any future expected losses on unearned premium is recorded as an increase to loss and loss adjustment expense reserves on the consolidated balance sheet and included within policyholder benefits and losses incurred on the consolidated statement of income. As of December 31, 2020, with no remaining unearned premium reserve due to the change in accounting for all exposures as retroactive reinsurance, the unearned premium reserve is nil. Thus, the Company did not hold any premium deficiency reserves as of December 31, 2020 (2019: $19 million). Discounting of Loss Reserves At December 31, 2020, the loss reserves reflect a net loss reserve discount of $471 million (2019: $666 million), including both tabular and non-tabular workers' compensation discount. The discount is comprised of $446 million for excess workers' compensation (2019: $629 million) and $25 million for other workers' compensation exposures (2019: $37 million) as described in the All Other Lines section below. The Company generally follows the discounting used by its U.S. domiciled ceding company affiliates. The discount is based upon the following assumptions: Consolidated Financial Statements | Fortitude Group Holdings, LLC 37

Consolidated Financial Statements | Fortitude Group Holdings, LLC

The tabular workers' compensation discount is calculated based on a 3.5 percent interest rate and the mortality rate used in the 2007 U.S. Life Table.

The non-tabular workers' compensation discount is calculated by subtracting tabular workers' compensation discount from total workers' compensation discount. To calculate total workers' compensation discount, the Company uses a consistent discount rate (U.S. Treasury rates plus a liquidity premium), along with the use of payout patterns specific to our primary and excess workers' compensation portfolios, to discount our workers' compensation reserves. The discount rates and payout patterns are updated periodically.

Roll Forward of Liability for Unpaid Losses and Loss Adjustment Expenses

The following table provides a roll forward of loss and loss adjustment expense reserves, including detail on paid incurred losses from prior accident years and the current accident year, exclusive of any premium deficiency reserves, for the years ended December 31, 2020 and December 31, 2019.

Liability for unpaid losses and loss adjustment expenses	**2020**	**2019**
(in millions)		
Balance at January 1	$ 3,914	$ 4,022
Net losses incurred:		
Current year	32	62
Prior year(1)	(93)	9
Total net losses incurred	**(61)**	**71**
Effect of change in discount	195	307
Net paid losses:		
Current year	(12)	(37)
Prior year	(283)	(449)
Total net paid losses	(295)	(486)
Balance at December 31	**$ 3,753**	**$ 3,914**

(1) Included in total net losses incurred is favorable prior year development of $93 million (2019: $9 million unfavorable development). For the year ended December 31, 2020, the $93 million favorable development is fully reflected within the deferred retroactive gain on the consolidated balance sheet as the loss activity relates to accident years prior to the June 2, 2020 execution date of the replacement contract. Refer to Note 6 for further discussion with respect to the issuance of the replacement contract due to an integrated contract feature. Of the $9 million unfavorable development incurred in the year ended December 31, 2019, $9 million favorable development is reflected within the deferred retroactive reinsurance gain and $18 million unfavorable development is reflected within policyholder benefits and losses incurred within the consolidated income statement as the loss activity related to before and after the previous execution date of the contract of February 12, 2018 respectively.

The following table provides a breakdown of the Company's liabilities for unpaid loss and loss adjustment expenses, exclusive of any premium deficiency reserves, as of December 31, 2020 and December 31, 2019:

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Consolidated Financial Statements | Fortitude Group Holdings, LLC

(in millions)	Liability for unpaid losses and loss adjustment expenses							
	December 31, 2020				December 31, 2019			
	IBNR	Case Reserves	LAE	Total	IBNR	Case Reserves	LAE	Total
Excess workers compensation	$ 1,149	$ 736	$ 118	$ 2,003	$ 1,253	$ 748	$ 122	$ 2,123
Environmental impairment liabilities	407	467	103	977	460	554	117	$ 1,131
Legacy environmental	127	234	178	539	191	226	137	$ 554
All other lines	311	285	109	705	340	316	116	$ 772
Liabilities for unpaid loss and allocated LAE, net of reinsurance	$ 1,994	$ 1,722	$ 508	$ 4,224	$ 2,244	$ 1,844	$ 492	$ 4,580
Discount for workers' compensation	(140)	(331)	—	(471)	(243)	(423)	—	(666)
Total liability for unpaid loss and loss adjustment expenses	**$ 1,854**	**$ 1,391**	**$ 508**	**$ 3,753**	**$ 2,001**	**$ 1,421**	**$ 492**	**$ 3,914**

The following table provides a breakdown of the Company's prior accident year loss development for the years ended December 31, 2020 and 2019:

(in millions)	(Favorable) / Unfavorable prior year development	
	2020	2019
Excess workers compensation	$ (50)	$ (100)
Environmental impairment liabilities	(56)	10
Legacy environmental	23	100
All other lines	(10)	(1)
Total prior year development	**$ (93)**	**$ 9**

The significant drivers of the prior year loss development are discussed below for the years ended December 31, 2020 and 2019. Prior year loss development is recorded after taking into consideration the results from actuarial analyses that are performed for each reserving line of business as well as on-going review of actual vs. expected results performed during the course of each calendar year. Favorable or unfavorable developments in the liability for unpaid loss and loss adjustment expenses can increase or decrease the deferred gain and are amortized. Refer to Note 6 for additional information on the amortization of deferred gain.

Prior Year Loss Development - year ended December 31, 2020

During 2020, the Company recognized favorable prior year loss reserve development of $93 million. This favorable development was comprised of $50 million favorable development relating to excess workers' compensation, $56 million favorable development within environmental impairment liabilities, $23 million unfavorable development in legacy environmental and $10 million favorable development from all other lines. In general, the prior year development was booked after taking into consideration the results from the actuarial analyses we performed for each line of business over the course of calendar year 2020, as well as a review of actual versus expected results during the calendar year.

With respect to individual lines of business:

- Excess Workers Compensation: The Company booked $50 million in favorable prior year development. This favorable development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts for this line of business.

- Environmental Impairment Liability: The Company booked $56 million in favorable prior year development. This amount was split amongst different products within this line of business, including $8 million of favorable development from the cleanup cost cap product, $7 million of favorable development for the pollution legal liability products for all terms, $20 million of favorable development from other pollution products, $11 million of favorable development from the PROPAC product (a combined professional liability and package policy for environmental contractors), and $10 million of favorable development from all other exposures.

39

• Legacy Environmental: The Company booked $23 million in unfavorable prior year development. This unfavorable development was a result of a decrease in expected inuring reinsurance from recoveries from the cedant’s external reinsurers. • All Other Lines: The Company booked $10 million of favorable prior year development for the healthcare products liability line of business. Prior Year Loss Development - year ended December 31, 2019 During 2019, the Company recognized unfavorable prior year loss reserve development of $9 million. This unfavorable development was comprised of $100 million favorable development relating to excess workers' compensation, $10 million unfavorable development within environmental impairment liabilities, $100 million unfavorable development in legacy environmental and $1 million favorable development from all other lines. In general, the prior year development was booked after taking into consideration the results from the actuarial analyses we performed for each line of business over the course of calendar year 2019, as well as a review of actual versus expected results during the calendar year. With respect to individual lines of business: • Excess Workers Compensation: The Company booked $100 million in favorable prior year development. This favorable development was spread throughout a number of historical accident years, which we believe was a result of our continuing loss mitigation efforts for this line of business. • Environmental Impairment Liability: The Company booked $10 million in unfavorable prior year development. This amount was split amongst different products within this line of business, including $29 million of unfavorable development from the cleanup cost cap product, $2 million of unfavorable development for the medium term pollution legal liability product and $21 million of favorable development from the shorter term pollution legal liability product. • Legacy Environmental: The Company booked $100 million in unfavorable prior year development. This unfavorable development was a result of increased estimates for future report years for our primary and excess policy lines of business. • All Other Lines: The Company booked $1 million of favorable prior year development. This was composed of both small favorable and unfavorable amounts in our accident & health, physicians & surgeons professional liability, and Lexington commercial automobile liability lines of business. Management has omitted six of the ten calendar years (2016 and prior) of incurred and paid claims development information for the unaudited required supplementary information contained in the following disclosures. This omission is a function of the effective date of the originating reinsurance agreements under which the affiliated ceding companies transferred certain run-off lines of business to Fortitude Re, effective January 1, 2017 and entered into on February 12, 2018, as discussed in Note 1. Accordingly, the following disclosures only include incurred and paid claims development information for years ending after January 1, 2017 to the current reporting date. Any changes in the estimated amount or timing of cash flows for retroactive reinsurance on short-duration contracts (i.e., prior accident year loss reserve development for losses incurred prior to the execution date of the contract) are recorded as changes in the deferred gain as disclosed in Note 6. Excess Workers’ Compensation Excess workers’ compensation has a long tail and is one of the most challenging lines of business from an actuarial reserving perspective, particularly when the excess coverage is provided above a self-insured retention layer. The class is highly sensitive to small changes in assumptions (for example in the rate of medical inflation or the longevity of injured workers) which can have a significant effect on the ultimate reserve cost estimate. Excess workers’ compensation business was written over qualified self-insurance from the 1980’s through 2012. In this book of business, the claims are not handled (or administered) by the ceding company personnel, but are administered by the client’s designated third party administrators ("TPAs"). However, claims personnel affiliated with Fortitude Re maintain an oversight role over these TPAs and claims. Consolidated Financial Statements | Fortitude Group Holdings, LLC 40

Consolidated Financial Statements | Fortitude Group Holdings, LLC

Loss and loss adjustment expense liability estimates for excess workers' compensation exposures are subject to additional uncertainties, due to the following:

- Claim settlement time is longer than most other casualty lines, due to the lifetime benefits that can be expected to pay out on certain claims;
- Coverage statutes that vary by state; and
- Future medical inflation costs are difficult to estimate.

For this business, a combination of traditional methods (paid and incurred loss development) and non-traditional methods (individual claim annuity model, report year incurred loss development, and IBNR count/severity methods) are used to estimate loss and loss expense liability estimates. Loss data is segmented so as to reflect the anomalies in the historical data due to the various loss mitigation initiatives employed over the last several years.

Of the $50 million favorable prior year development recorded in the year ended December 31, 2020 (2019: $100 million favorable), $46 million favorable prior year development related to accident years prior to 2011 whilst $4 million of unfavorable prior year development related to accident years 2011 and subsequent.

(in millions)	Incurred Loss and allocated LAE For the years ended December 31,				As of December 31, 2020	
Accident Year	**December 31, 2017 (unaudited)**	**December 31, 2018 (unaudited)**	**December 31, 2019 (unaudited)**	**December 31, 2020**	**Total of IBNR Liabilities Plus Expected Development on Reported Losses**	**Cumulative Number of Reported Claims**
2011	$ 38	$ 37	$ 40	$ 36	$ 32	26
2012	3	3	3	3	3	—
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
Total	**$ 41**	**$ 40**	**$ 43**	**$ 39**	**$ 35**	**26**
Cumulative Paid Losses and Allocated LAE, during the above period				(2)		
Liabilities for losses and Allocated LAE before accident year 2011				1,966		
Liabilities for losses and LAE (Nominal Value)				$ 2,003		
Discount as at December 31, 2020				(446)		
Liabilities for losses and LAE (Discounted Value)				**$ 1,557**		

Cumulative Paid Losses and Allocated Loss Adjustment Expenses:

41

Consolidated Financial Statements | Fortitude Group Holdings, LLC

(in millions)	Cumulative paid loss and allocated LAE For the years ended December 31,			
Accident Year	**December 31, 2017 (unaudited)**	**December 31, 2018 (unaudited)**	**December 31, 2019 (unaudited)**	**December 31, 2020**
2011	$ 1	$ 1	$ 1	$ 2
2012	—	—	—	—
2013	—	—	—	—
2014	—	—	—	—
2015	—	—	—	—
2016	—	—	—	—
2017	—	—	—	—
2018	—	—	—	—
2019	—	—	—	—
2020	—	—	—	—
Total	**$ 1**	**$ 1**	**$ 1**	**$ 2**

Environmental Impairment Liability

Environmental impairment includes pollution legal liability, contractor's pollution liability, errors and omissions, and underground storage tank policies written prior to 2016. The process of establishing reserves for environmental impairment claims is subject to greater uncertainty than the establishment of reserves for liabilities relating to other types of insurance claims. As a result of the significant uncertainty inherent in determining a company's environmental impairment liabilities and establishing related reserves, the use of conventional reserving methodologies frequently has to be supplemented by reviewing each of the outstanding claims on a claim-by-claim basis in establishing the reserves. Additional consideration is given by evaluating the exposure presented by each policyholder, the anticipated cost of resolution, if any, for each policyholder, available coverage, and the relevant judicial interpretations and historical value of similar exposures in establishing the reserves. Prior to June 2, 2020, the environmental impairment liability line of business included unearned premium relating to multi-year policies written prior to 2016. Therefore, for calendar years ended December 31, 2017, 2018 and 2019, losses incurred for accident years subsequent to 2016 were attributable to incurred losses as these multi-year policy premiums earned out over the life of the contract. As further discussed in Note 6, with effect from June 2, 2020, a substantial modification occurred which resulted in incurred loss activity for all accident years being classified as retroactive reinsurance.

Reported claim counts, on a cumulative basis, are provided as supplemental information to the incurred loss table below by accident year. The claim frequency is determined at the claimant level for the relevant exposures and our claims system identifies a unique claim identifier to each reported claim that we receive.

42

Consolidated Financial Statements | Fortitude Group Holdings, LLC

(in millions)	Incurred Loss and allocated LAE For the years ended December 31,				As of December 31, 2020	
Accident Year	December 31, 2017 (unaudited)	December 31, 2018 (unaudited)	December 31, 2019 (unaudited)	December 31, 2020	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2011	$ 76	$ 66	$ 72	$ 74	$ 29	160
2012	204	183	174	176	31	124
2013	130	121	146	149	47	230
2014	149	105	101	97	36	304
2015	219	187	182	169	49	433
2016	153	155	159	150	33	887
2017	103	149	141	99	26	625
2018	—	38	58	47	17	296
2019	—	—	26	33	14	131
2020	—	—	—	22	19	198
Total	**$ 1,034**	**$ 1,004**	**$ 1,059**	**$ 1,016**	**$ 301**	**3,388**
Cumulative Paid Losses and Allocated LAE during the above period				(440)		
Liabilities for losses and Allocated LAE before accident year 2011				401		
Liabilities for losses and LAE				**$ 977**		

Cumulative Paid Losses and Allocated Loss Adjustment Expenses:

(in millions)	Cumulative paid loss and allocated LAE For the years ended December 31,			
Accident Year	December 31, 2017 (unaudited)	December 31, 2018 (unaudited)	December 31, 2019 (unaudited)	December 31, 2020
2011	$ 14	$ 20	$ 27	$ 34
2012	6	31	36	20
2013	14	23	42	51
2014	11	20	23	44
2015	30	56	67	106
2016	62	78	89	102
2017	—	22	49	45
2018	—	—	13	21
2019	—	—	2	15
2020	—	—	—	2
Total	**$ 137**	**$ 250**	**$ 348**	**$ 440**

<u>*Legacy Environmental*</u>

Legacy Environmental exposure consists of indemnity claims asserting property damage from toxic waste, hazardous substances, and other environmental pollutants, and claims to cover the cleanup costs of hazardous waste and pollution sites. The vast majority of these Legacy Environmental claims emanate from policies written in 1985 and prior years. Commencing in 1985, standard general liability policies contained an absolute exclusion for pollution-related damage. Environmental Impairment Liability exposures underwritten on a claims-made basis, which were written generally starting 1986, are not included in this line of business.

43

Consolidated Financial Statements | Fortitude Group Holdings, LLC

Loss and loss adjustment expense liability estimates for mass torts, such as Legacy Environmental exposures, are subject to additional uncertainties, due to the following:

- Case law is not fully developed;
- Coverage interpretation varies by state;
- The pool of plaintiffs and defendants is expanding significantly;
- The process of estimating provisions for premises and operations coverage is highly judgmental;
- “State of the art” analysis is a moving target; and
- Environmental reform could have a significant effect on ultimate liabilities.

To estimate loss and loss adjustment expenses reserve liability estimates, traditional methods (paid and incurred loss development, paid and incurred Cape Cod methods) are used to project historical report years to estimate incurred but not enough reported ("IBNER") reserves, and count/severity methods are used to project future report years to estimate “pure” incurred but not reported reserves. For some large accounts and sites, reserves are based on claim department estimates and analysis. After this ground-up analysis is completed, we review the reasonability of our estimates by calculating certain ratios, such as survival ratios (defined as the ratio of indicated/carried reserves to a three year average payment) and IBNR-to-case ratios, and compare these ratios against industry benchmarks. In addition, we perform a market share analysis as another measure to assess the reasonableness of our indicated/carried loss reserves.

The last claim related to this business occurred more than 10 years ago and there were no incurred losses and allocated loss adjustment expenses related to the last 10 accident years. The total actual paid losses were $38 million for the year ending December 31, 2020 (2019: $64 million).

All Other Lines

All Other Lines consist of various workers’ compensation, general liability, medical malpractice, products liability, commercial automobile liability, and accident and health exposures from business units that have been put into run-off. In general, loss and loss adjustment expense liabilities are estimated separately. Traditional loss estimation methods include paid and incurred loss development methods and generalized paid and incurred Cape Cod methods. We also look at an IBNR-to-Case ratio method for all lines, a survival ratio method for the general liability line, and an annuity model approach for some of the larger workers’ compensation claims. Loss adjustment expense methods include both standard development methods and also calendar year paid to paid method, which applies the paid to paid ratio to the loss reserves.

Claims Payout Patterns

The following table presents unaudited supplementary information detailing the historical average annual percentage claims payout on an accident year basis at the same level of disaggregation as presented above for the year ended December 31, 2020.

Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance (Unaudited)

Year	1	2	3	4	5	6	7	8	9	10
Excess workers' compensation	0.1%	0.5%	1.2%	1.5%	3.6%	2.7%	2.8%	2.1%	2.7%	2.3%
Environmental impairment liabilities	19.8%	13.4%	11.2%	8.4%	7.8%	6.9%	5.7%	3.3%	2.4%	2.1%

8. Debt Obligations and Credit Facilities

On June 2, 2020, the Company entered into a syndicated banking facility agreement (the "Credit Agreement"). The Credit Agreement contains a $250 million term loan and provides for a $300 million revolving credit facility, with a right, subject to satisfying certain conditions, to increase the size of the facility by a further $300 million to $600 million.

A summary of the Company's outstanding debt obligations on the consolidated balance sheet is set forth below as of December 31, 2020:

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December 31, 2020 Facility Origination Date Term Borrowing Outstanding Fair Value Term Loan June 2, 2020 3 years $ 250 $ 260 Revolving credit facility June 2, 2020 3 years — — Total debt obligations $ 250 $ 260 The table below provides a summary of the total interest expense for the year ended December 31, 2020: (In millions) 2020 Interest expense on debt obligations $ 5 Amortization of debt issuance costs 1 Total interest expense $ 6 Interest on the term loan is due quarterly at a rate of LIBOR + 2.25%. The loan principal is subject to repayment of $3 million in 2021, $6 million in 2022 and the remaining $241 million due on June 2, 2023. Of the $250 million term loan principal, $245 million of the proceeds were contributed as capital on June 2, 2020 by Fortitude Holdings to Fortitude Re. This capital contribution qualified as Tier 1 capital under the eligible capital rules as established by the BMA and was completed in conjunction with the Company's capital plan to replace the statutory capital following the termination of letters of credit as further described in Note 13. The Company has a $300 million revolving credit facility and $300 million accordion capacity, each of which is undrawn as of December 31, 2020. If drawn, the amounts borrowed under the facility bear interest at a rate equal to LIBOR + 2.25%. If the $300 million revolving credit facility is undrawn, the Company incurs a quarterly commitment fee of 0.35% of the undrawn amount. The Company incurred costs of $6 million in issuing the Credit Agreement. These costs included underwriters' fees, legal fees and other fees which are capitalized and presented as a direct deduction from the principal amount of the outstanding term loan. As of December 31, 2020, $5 million of the debt issuance costs were unamortized. The Credit Agreement contains representations, warranties and covenants customary for bank loan facilities of this type, including limits on the Company and its subsidiaries to make acquisitions and investments, incur indebtedness, incur liens, pay dividends or undertake certain fundamental changes. The Credit Agreement also specifies certain financial covenants which require: (1) the Company and its subsidiaries maintaining a total debt to total capitalization ratio of 0.35:1; (2) Fortitude Re maintaining an enhanced capital ratio of at least 125%; (3) the Company and its subsidiaries maintaining a consolidated net worth which shall not be less than the aggregate of 65% of the consolidated net worth for the relevant quarter plus 50% of the consolidated net income available for distribution to common shareholders after March 31, 2020 plus 50% of the proceeds of any common equity issuance of the Company made after June 2, 2020; and (4) the Company and its subsidiaries to maintain available capital in an amount no less than $20 million. The Company is in compliance with all covenants under the Credit Agreement. Consolidated Financial Statements | Fortitude Group Holdings, LLC 45

9. Contingencies, Commitments and Guarantees The Company has no material contingent liabilities arising from litigation, income taxes, make-whole fee conditions or other matters, other than liabilities arising in the normal course of its business of reinsurance. As of December 31, 2020, we had unfunded commitments of $919 million to invest in private equity investments owned by affiliates of Carlyle. Consolidated Financial Statements | Fortitude Group Holdings, LLC 46

Consolidated Financial Statements | Fortitude Group Holdings, LLC

10. Income Taxes

The income tax provision is calculated under the asset and liability method. The Company recognizes deferred income tax assets and liabilities for the expected future tax effects attributable to temporary differences between the financial statement and tax return basis of assets and liabilities based on enacted tax rates and other provisions of the tax law.

Fortitude Holdings, a Delaware limited liability company, is the group holding company of the following wholly owned subsidiaries; Fortitude Re, a Bermuda corporation, and Fortitude Services, a Delaware corporation. Upon formation, Fortitude Holdings elected to be treated as a corporation for U.S. tax purposes. Fortitude Re has elected to be treated as a U.S. domestic insurance company for U.S. tax purposes under section 953(d) of the U.S. Internal Revenue Code and is, therefore, subject to income taxation in the U.S. Fortitude Re wholly owns Fortitude Investments, a Delaware limited liability company that has elected to be treated as a corporation for U.S. tax purposes.

Fortitude Holdings and its direct and indirect wholly owned subsidiaries were included in AIG's U.S consolidated federal income tax return through the separation date of June 2, 2020. As part of the consolidated group, Fortitude Holdings and each of its direct and indirect wholly owned subsidiaries were subject to the AIG tax sharing agreement, effective January 1, 2018 through June 2, 2020, whereby each entity was allocated its share of the consolidated tax liability based upon the tax each entity would have owed had it filed separately.

Upon separation from AIG, as detailed in Note 1, Fortitude Holdings and its direct and indirect wholly owned subsidiaries formed a new U.S. consolidated tax return group. New tax sharing agreements were executed between Fortitude Holdings and its subsidiaries to allocate to each entity's share of the consolidated tax liability based upon the tax each entity would have owed had it filed separately. Tax benefits are allocated to each subsidiary for its portion of net operating losses and tax credit carry forwards in the year they are used by the consolidated group. All tax payments are now made to the Internal Revenue Service ("IRS").

In connection with the separation from AIG, the parties agreed that AIG would pursue with the IRS an adjustment to the Company's separate company taxable income calculation for the 2018 tax year, which resulted in the Company overpaying its 2018 tax sharing payments to AIG. Upon acceptance by the IRS of the adjustment, AIG agreed to refund the prior overpayment, which totals approximately $116 million. The Company concluded that it will ultimately be successful in obtaining the refund and, during 2020, recorded a reclassification entry of approximately $52 million from deferred taxes to a long-term receivable to reflect the anticipated refund of $116 million.

U.S. Tax Law Changes

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was enacted in response to the COVID-19 pandemic. The CARES Act made certain favorable modifications to the limitation on business interest for the 2019 and 2020 tax years and the ability to carryback and carryforward net operating losses incurred during the 2018, 2019, and 2020 tax years, among other changes. The Company evaluated the impact of the CARES Act and determined that these modifications had no significant impact to the Company's tax provision for the years ended December 31, 2020 or 2019.

Effective Tax Rate

The following table presents the income tax expense for the years ended December 31, 2020 and 2019:

(in millions) **Income tax expense**	**2020**	**2019**
Current	$ 184	$ 75
Deferred	47	895
Total income tax expense	**$ 231**	**$ 970**

Our actual income tax expense differs from the statutory U.S. federal amount computed by applying the U.S. federal income tax rate of 21% to income before tax due to the following, as shown in the following reconciliation for the years ended December 31, 2020 and 2019:

47

(in millions) 2020 2019 Income before tax $ 1,095 $ 4,612 U.S. federal income tax at statutory rate 230 969 Tax exempt interest, net of proration — (1) Prior year tax return adjustments — 1 Other permanent items 1 1 Total income tax expense $ 231 $ 970 Deferred Taxes Deferred tax assets and liabilities are recognized for the timing differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax basis at the balance sheet date. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that in management’s opinion, is more likely than not to be realized. The following table presents the components of the net deferred tax assets (liabilities) as of December 31, 2020 and 2019: (in millions) 2020 2019 Deferred tax assets: Deferred gain on reinsurance $ 473 $ 514 Life policy reserves 160 102 Deferred policy acquisition costs - tax 21 10 Loss reserve discount 19 21 Unearned premium reserve 2 9 Other 2 — Total deferred tax assets $ 677 $ 656 Deferred tax liabilities: Gain on funds withheld embedded derivative (1,103) (584) Reinsurance settlement (90) (481) Basis differences in investments (49) (41) Adverse development cover (33) — Other (1) (1) Total deferred tax liabilities $ (1,276) $ (1,107) Net deferred tax liability before valuation allowance (599) (451) Valuation allowance — — Net deferred tax liability $ (599) $ (451) The difference between the movement in the deferred tax liability balance during the year ended December 31, 2020, totaling $148 million and the deferred tax expense recognized for the year ended December 31, 2020 of $47 million related to three items; (1) a current year deferred tax liability recorded in accumulated other comprehensive income totaling $15 million, (2) a current year deferred tax liability recorded for the adverse development cover (refer to Note 6) totaling $34 million, and (3) the reclassification related to the adjustment for the tax year ended December 31, 2018 totaling $52 million. The Company had no valuation allowance as of December 31, 2020 or as of December 31, 2019. See the section “Valuation Allowance on Deferred Tax Assets” below for further details. As of December 31, 2020 and December 31, 2019, the Company has no net operating loss carryforwards available to offset future net income subject to U.S. Federal income tax. Consolidated Financial Statements | Fortitude Group Holdings, LLC 48

Valuation Allowance on Deferred Tax Assets The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance, if necessary, to reduce the deferred tax asset to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). The evaluation of the recoverability of the deferred tax asset and the need for a valuation allowance requires the Company to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed. The Company framework for assessing the recoverability of deferred tax assets requires consideration of all available evidence, including: • The nature, frequency, and severity of cumulative financial reporting losses in recent years; • The predictability of future operating profitability of the character necessary to realize the net deferred tax asset; • The carry forward periods for the net operating loss, capital loss and foreign tax credit carry forwards, including the effect of reversing taxable temporary differences; and • Prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset. For the year ended December 31, 2020, the Company recorded a net deferred tax liability. Management believes that the reversal of its deferred tax liabilities will generate sufficient taxable income to realize its deferred tax assets. As of December 31, 2020, based on all available evidence, management believes that it is more likely than not that its deferred tax assets will be realized. Therefore, the Company did not record a valuation allowance against its deferred tax assets for this period. Accounting for Uncertainty in Income Taxes The Company evaluates uncertain tax positions in the normal course of the operations to determine whether the tax positions are more likely than not to be realized as a tax benefit or expense in the current year. The Company recognizes interest and penalties related to uncertain tax benefits in U.S. Federal income tax expense. As of December 31, 2020 and December 31, 2019, the Company has no uncertain tax positions and no accrual for interest and penalties. Consolidated Financial Statements | Fortitude Group Holdings, LLC 49

11. Related Party Transactions Because of the significant related-party transactions with AIG and its affiliates, the Company's financial condition and results of operations may not necessarily be indicative of the financial condition or results of operations that would have occurred if the Company had been operating as an unaffiliated company. Refer to Note 6 for a description of material related party reinsurance transactions related to the reinsurance agreements. AIG Affiliated Entities: The Company reinsures run-off business from its AIG affiliates through the various reinsurance transactions described in Note 1. Additionally, refer to Note 13, for a discussion of the $550 million letter of credit and capital maintenance agreement provided by AIG until its divestiture of the Company on June 2, 2020. The following table summarizes related party amounts included on the consolidated balance sheets and excluding payables of $589 million (2019: $836 million) associated with reinsurance activities for the years ended December 31, 2020 and December 31, 2019: (in millions) 2020 2019 Consolidated Balance Sheet Payable to related party: General operating expenses $ — $ 65 Expenses paid to ceding companies under reinsurance arrangements 22 14 Asset management fee 9 14 Total $ 31 $ 93 The following table summarizes related party amounts included on the consolidated statement of income for the years ended December 31, 2020 and 2019 from AIG affiliated entities: Consolidated Statement of Income 2020 2019 General operating expenses $ 19 $ 124 Expenses paid to ceding companies under reinsurance arrangements 72 58 Asset management fee 49 65 Total $ 140 $ 247 Under a Service and Expense Agreement between the Company and various AIG affiliates, we purchased administrative, accounting, marketing and data processing services from AIG or its subsidiaries. The affiliated entities provided the Company with personnel, office space, equipment, computer processing and other services. The allocation of costs for other services was based on estimated level of usage, transactions or time incurred in providing the respective services. The Company reimbursed the AIG affiliates for these services at cost. The Service and Expense Agreement was terminated on June 2, 2020 in conjunction with the 2019 Sale. The Company has an asset management agreement with AIG Asset Management (U.S.) LLC, an affiliate, which provides asset management and related accounting services. The Company records an investment management fee as a deduction from income from investments, which is paid quarterly, based on the value of the assets under management. Significant cash flows from related reinsurance agreements are included in cash from operations and are disclosed below, along with non-cash settlements in the form of security transfers. (in millions) 2020 2019 Cash settlements $ (193) $ (201) Receipt of securities from funds withheld arrangements 582 774 Total $ 389 $ 573 Consolidated Financial Statements | Fortitude Group Holdings, LLC 50

Carlyle Affiliated Entities: The Company has entered into (1) investment management agreements between Fortitude Re and Carlyle Investment Management LLC ("Investment Manager"), an affiliate of Carlyle, dated November 13, 2018, and as amended from time to time, and between Fortitude Investments and the Investment Manager, dated May 12, 2020, pursuant to which the Investment Manager provides certain investment management and advisory services with respect to certain asset classes and (2) an exclusivity agreement, dated June 2, 2020, among Fortitude Re, the Investment Manager and the Company pursuant to which the Investment Manager is the exclusive provider of investment management and advisory services with respect to certain asset classes and certain new business acquired by the Company. The Company has investments in funds that are affiliated with entities owned by Carlyle. Our consolidated statements of income and consolidated balance sheets included the following amounts in respect of these investments, as of and for the years ended December 31, 2020 and 2019: (in millions) 2020 2019 Other invested assets, at fair value(1) $ 288 $ 45 Net investment income 8 1 Investment management fees 4 — (1) Additionally, as of December 31, 2020, the ceding companies held exposure to investments originated by Carlyle of $893 million (2019: $576 million) that are included within funds withheld by ceding companies on the consolidated balance sheets. Consolidated Financial Statements | Fortitude Group Holdings, LLC 51

12. Members' Equity As of December 31, 2020 and 2019, the Company has issued 10,000 membership units, of which 7,150 units (71.5%) are owned by Carlyle FRL, 2,500 units (25%) are owned by T&D and 350 units (3.5%) are owned by AIG. As of December 31, 2019 and until June 2, 2020, 8,010 units (80.1%) were owned by AIG and 1,990 units (19.9%) were owned by TCGCIH. On May 7, 2020, the Company transferred the net equity of Fortitude Life and Fortitude General to AIG Inc. in the form of a non-cash dividend of $2 million which represented the net shareholder's equity of Fortitude Life and General as of the transfer date. This transfer resulted in the de-recognition of Fortitude Life and Fortitude General from the Fortitude group structure and was part of the planned retention of the third party administration platforms by AIG immediately following the closing of the 2019 Sale. On June 2, 2020, the Company obtained a non-cash capital contribution of $130 million from Carlyle in the form of the value of an adverse development cover of $164 million less a deferred tax liability of $34 million. Refer to Note 6 for further details on this transaction. Consolidated Financial Statements | Fortitude Group Holdings, LLC 52

Consolidated Financial Statements | Fortitude Group Holdings, LLC

13. Statutory Requirements

Under the Bermuda Insurance Act, Fortitude Re is subject to capital requirements calculated using the Bermuda Solvency and Capital Requirement ("BSCR") model, which is a standardized statutory risk-based capital model used to measure the risk associated with Fortitude Re's assets, liabilities and premiums. Fortitude Re's required statutory economic capital and surplus under the BSCR model is referred to as the enhanced capital requirement ("ECR"). The Company is required to calculate and submit the ECR to the BMA annually. Following receipt of the submission of the Company's ECR, the BMA has the authority to impose additional capital requirements (capital add-ons) if it deems necessary.

While not specifically referred to in the Bermuda Insurance Act, target capital level ("TCL") is also an important threshold for statutory capital and surplus. TCL is equal to 120% of ECR as calculated pursuant to the BSCR formula. TCL serves as an early warning tool for the BMA. If Fortitude Re fails to maintain statutory capital at least equal to its TCL, such failure will likely result in increased regulatory oversight by the BMA. Likewise, if Fortitude Re fails to maintain or meet its minimum margin of solvency ("MMS"), the BMA may take various degrees of regulatory action.

Under the economic balance sheet ("EBS") framework, assets and liabilities are mainly assessed and included at fair value, with the insurer's U.S. GAAP balance sheet serving as a starting point. The model also requires insurers to estimate insurance technical provisions, which consist of the insurer's insurance related balances valued based on best-estimate cash flows, adjusted to reflect the time value of money using a risk-free discount rate, with the addition of a risk margin to reflect the uncertainty in the underlying cash flows.

The statutory economic capital and surplus and related requirement for the years ended December 31, 2020 and December 31, 2019 are detailed below. The 2020 values reflect our best estimate of the statutory economic capital and surplus and related requirement as of the date these consolidated financial statements were available to be issued.

(in millions)	2020	2019
Statutory economic capital and surplus	$ 4,190	$ 4,268
Required statutory economic capital and surplus	1,852	1,851

Included in the statutory economic capital and surplus as of December 31, 2019 were two letters of credit ("LOCs") which provided additional capital flexibility for Bermuda statutory purposes and were subject to reimbursement by AIG in the event of a drawdown. These LOCs were comprised of a three year LOC for $400 million with an expiry date of February 6, 2021 and a five year LOC for $150 million with an expiry date of February 6, 2023. Following the consummation of the 2019 Sale, the LOCs were terminated and the statutory capital replaced via a $245 million capital contribution from Fortitude Holdings to Fortitude Re following a debt issuance on June 2, 2020, as further described in Note 8.

Under the Bermuda Insurance Act, Fortitude Re is prohibited from paying a dividend in amount exceeding 25% of the prior year's total statutory capital and surplus, unless at least two members of Fortitude Re's board of directors and its principal representative in Bermuda sign and submit to the BMA an affidavit attesting that a dividend in excess of this amount would not cause Fortitude Re to fail to meet its relevant margins. In certain instances, Fortitude Re would also be required to provide prior notice to the BMA in advance of the payment of dividends. In the event that such an affidavit is submitted to the BMA in accordance with the Bermuda Insurance Act, and further subject to Fortitude Re meeting its MMS and ECR, Fortitude Re is permitted to distribute up to the sum of 100% of statutory surplus and an amount less than 15% of total statutory capital. Distributions in excess of this amount require the approval of the BMA. As of December 31, 2020, Fortitude Re has not paid or declared a dividend.

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14. Subsequent Events The Company has evaluated the impact of subsequent events through March 4, 2021, the date at which the consolidated financial statements were available to be issued. Consolidated Financial Statements | Fortitude Group Holdings, LLC 54